UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 10/A
(Amendment No. 3 )

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of The Securities Exchange Act of 1934

IDLE MEDIA, INC.
(Exact name of registrant as specified in its charter)

Nevada	26-2818699
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

216 S. Centre Avenue, Leesport, PA	19533
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number:                                                      (484) 671-2241

Copies of Communications to:
Stoecklein Law Group, LLP.
401 West A Street
Suite 1150
San Diego, CA 92101
(619) 704-1310
Fax (619) 704-1325

Securities to be registered under Section 12(b) of the Act:  None

Securities to be registered under Section 12(g) of the Act:  Common Stock, $0.001 par value

Indicate by check mark whether the registrant a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "small reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer 	Accelerated filer 

Non-accelerated filer  (Do not check if a smaller reporting company)	Smaller reporting company ☒

*Explanatory Note: The Registrant is amending this Form 10 to correct and update certain information disclosed under Item 4. Security Ownership of Certain Beneficial Owners and Management.

FORWARD-LOOKING STATEMENTS

This Registration Statement on Form 10 contains forward-looking statements and involves risks and uncertainties that could materially affect expected results of operations, liquidity, cash flows, and business prospects.  These statements include, among other things, statements regarding:

o	our ability to diversify our operations;

o	our ability to implement our business plan;

o	our ability to attract key personnel;

o	our ability to operate profitably;

o	our ability to efficiently and effectively finance our operations;

o	inability to achieve future sales levels or other operating results;

o	inability to raise additional financing for working capital;

o	inability to efficiently manage our operations;

o	the inability of management to effectively implement our strategies and business plans;

o	the unavailability of funds for capital expenditures and/or general working capital;

o
the fact that our accounting policies and methods are fundamental to how we report our financial condition and results of operations, and they may require management to make estimates about matters that are inherently uncertain;

o	deterioration in general or regional economic conditions;

o	changes in U.S. GAAP or in the legal, regulatory and legislative environments in the markets in which we operate;

o	adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations;

as well as other statements regarding our future operations, financial condition and prospects, and business strategies. Forward-looking statements may appear throughout this report, including without limitation, the following sections: Item 1 “Business” and Item 1A “Risk Factors”. Forward-looking statements generally can be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties, which could cause our actual results to differ materially from those reflected in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in this Registration Statement on Form 10, and in particular, the risks discussed under the caption “Risk Factors” in Item 1A. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

Throughout this Registration Statement references to “we”, “our”, “us”, “Idle”, “IDLM”, “the Company”, and similar terms refer to Idle Media, Inc. and its subsidiaries and variable interest entity in which we are the primary beneficiary, unless the context indicates otherwise.

ITEM 1.                      BUSINESS

Business Development and Summary

Idle Media, Inc. (the “Company”) was incorporated on April 25, 2008 in the State of Nevada originally under the name National Golf Emporium, Inc. On February 23, 2010, the Company changed its name from National Golf Emporium, Inc. to Idle Media, Inc.

On March 18, 2010, we entered into a Stock Exchange Agreement (the “Exchange Agreement”) with Idle Media, LLC, a Pennsylvania limited liability company, pursuant to which we would acquire 1,000 membership units, constituting 100% of the issued and outstanding membership units of DatPiff, LLC, a Pennsylvania limited liability company and wholly-owned subsidiary of Idle Media, LLC. On May 19, 2010, we completed the acquisition of the 1,000 membership units of DatPiff, LLC in consideration for the issuance of 40,000,000 restricted shares of our common stock pursuant to the Exchange Agreement. As a result of the share exchange, DatPiff, LLC became our wholly-owned subsidiary.

In connection with the Exchange Agreement, Bryan Sawarynski, our Principal Shareholder, holding 69,000,000, or approximately 85%, of the 81,483,250 total issued and outstanding shares of our common stock, agreed to cancel his ownership of 63,000,000 shares of our common stock (“Cancellation”). Subsequent to the Cancellation, Mr. Sawarynski held 6,000,000 shares of our common stock.

The Exchange Agreement resulted in a change in control of the Company, with Idle Media, LLC owning 40,000,000 shares of our common stock, out of a total of 58,483,250 issued and outstanding shares, after giving effect to the Exchange and Cancellation. Also, Marcus Frasier and Kyle Reilly were elected directors of the Company and appointed as our executive officers. As a result of the Exchange Agreement, (i) Datpiff, LLC became our wholly-owned subsidiary and (ii) we succeeded to the business of Datpiff, LLC as our sole business.

Our goals are to internally develop and operate websites and mobile applications that fit the needs of a specific user-base or audience and from which we feel we can derive revenue.

Revenue Sources

We currently maintain and derive revenue from a network of websites and mobile applications. While our mobile applications do derive revenue, their primary goal is to keep the presence of our websites with our audience while on the go and to keep us on the cutting edge with our offerings. We also maintain a network of web-based games and applications that derive revenue by means of micro transactions (virtual currency) for in-game items and advancement.

We currently have 2 revenue streams, advertising and subscriptions.

Advertising Revenues: Advertising revenues are obtained as follows:

The Company generates advertising revenue primarily from display, audio and video advertising. The Company generates the majority of its advertising revenue through the delivery of advertising impressions sold. In determining whether an arrangement exists, the Company ensures that a binding arrangement, such as an insertion order, is in place. The Company generally recognizes revenue based on delivery information from its campaign trafficking systems.

In order to promote our website and attempt to attract new users, we work with online ad networks who specialize in delivering ads to users in our demographic.  We are continually in discussions with additional parties for the sale of advertising space on those parties’ websites.

In order to promote our website and attempt to attract new users, we work with online ad networks who specialize in delivering ads to users in our demographic.  We are continually in discussions with additional parties for the sale of advertising space on those parties’ websites.

Subscriptions Revenues: some of our websites generate revenue by offering premium subscriptions or virtual currency in exchange for a subscription cost.

For premium subscriptions, the Company gives users the option to pay a fee to bypass downloading restrictions on the site due to bandwidth restrictions.   The Company generates subscription revenue from weekly, monthly, and annual premium subscriptions.

For virtual currency options, the Company utilizes virtual currency within its online games by allowing players to earn “virtual currency” through game play.  Virtual currency can be purchased as well as earned while playing the game.  The players then use their earned “virtual currency” to advance to higher levels.  Virtual currency has no expiration date and has no cash value once purchased and we cannot track its usage.

Websites and Mobile Applications

Idle Media, Inc. maintains several websites focusing on music, music videos and games. Our most notable sites are below with a brief description:

DatPiff.com
Hip-hop Mixtape website. Artists, DJs and Labels can upload their mixtapes. The Company provides free hosting on a great platform and derives revenue from third party advertising and music subscriptions. The Company has mobile applications on the major mobile platforms and derives some revenue from them, but their primary purpose is to keep its brand with users on the go.

HipHopEarly.com
HipHopEarly revenue is derived solely from advertising.

Clipcartel.com
Urban video site featuring music videos, artist interviews, funny urban videos and more, updated daily. The company has mobile applications available on Nook, BlackBerry, Android, and GooglePlay.

Prisonblock.com
We derive revenue from in-game payments (no advertising). Users can buy virtual currency and upgrade their accounts to gain advantages in the game.

Mafiablock.com
We derive revenue from in-game payments (no advertising). Users can buy virtual currency and upgrade their accounts to gain advantages in the game.

Backyardbuddies.com
Backyard buddies is an online game that derives revenue from facebook credits.

Down on the Farm Mobile Application
Down on the farm is an educational game for kids and is available as a mobile application on iPad, Nook, Android, and BlackBerry.

Areas of Growth

We plan to continue development of our current sites and our portfolio of unpublished sites we have acquired in both music and gaming or acquire other websites in the online gaming, music, and mobile markets.

The “portfolio of unpublished sites” are websites that we internally developed that do not have a current or future financial value.  Resources used to develop those sites have been expensed accordingly.

Intellectual Property

We recently completed copyright registration of Datpiff and are evaluating registering other software applications, methods, or other ideas. We further believe that some of our computer code may have common law copyright protection. In addition, the content of our video production is subject to common law copyright protection.

We have a policy of entering into confidentiality and non-disclosure agreements with our employees and some of our vendors and customers as we deem necessary. These agreements and policies are intended to protect our intellectual property, but we cannot ensure that these agreements or the other steps we have taken to protect our intellectual property will be sufficient to prevent theft, unauthorized use or adverse infringement claims. We cannot prevent piracy of our methods and features, and we cannot determine the extent to which our methods and features are being pirated. Further, the laws of some foreign countries do not protect our proprietary rights as well as the laws of the United States.

Competition

The Internet advertising and online markets in which our brand operates is rapidly evolving and intensely competitive, and we expect competition to intensify in the future. We expect competition to increase because of the business opportunities presented by the growth of Internet and e-commerce. Competition may also intensify as a result of industry consolidation and a lack of substantial barriers to entry in our market.

Competitive parameters include the range of our product offerings, the performance and quality of our products and services, the reliability of our infrastructure, our expertise and experience in streaming media technology, our scalability and capacity, ease of use, the price of our services, and the level of customer support.

The market for our services is highly competitive. The sector that we operate in is evolving and growing rapidly, and companies are continually introducing new products and services. In many cases, competitors may have longer operating histories, more customers, greater financial strength, more name recognition, and larger technical staffs. These competitors may be able to attract customers more easily because of their financial resources and, awareness in the market and free subscriptions because of advertising revenue. Our larger competitors can also devote substantially more resources to business development and may adopt more aggressive pricing policies.

Infrastructure, Operations, and Technology

We maintain a network of servers mated with various technologies (including CDNs) to host and deliver content to our end users.

Dependence on One or a Few Major Customers

For the years ended September 30, 2011 and 2010, two customers accounted for approximately 48% of sales and five customers accounted for approximately 75% of the sales, respectively. As of September 30, 2011 and 2010, four customers accounted for 76% of the accounts receivable balance and four customers accounted for 80% of the accounts receivable balance, respectively. Revenues and earnings can fluctuate from period to period, based upon both factors outside of our control and the level of our sales and marketing efforts. Although our customers are expected to vary from period to period, we anticipate that our results of operations in any given period will depend to a significant extent upon revenues from a small number of customers. We have no long-term or guaranteed contracts in place with any customers and there can be no assurance that our major customers will continue to engage our services, or that we will be able to replace revenues from such customers with revenues from other customers. The loss of, or a significant reduction in revenues from, any of our major customers could have a material adverse effect on our business, financial condition and results of operations.

Government Regulation

Like many companies, we are subject to existing and potential government regulation. There are, however, comparatively few laws or regulations specifically applicable to Internet businesses. Accordingly, the application of existing laws to Internet businesses, including ours, is unclear in many instances. There remains significant legal uncertainty in a variety of areas, including, but not limited to: user privacy, the positioning of sponsored listings on search results pages, defamation, taxation, the provision of paid-search advertising to online gaming sites, the legality of sweepstakes, promotions and gaming sites generally, and the regulation of content in various jurisdictions.

Compliance with federal laws relating to the Internet and Internet businesses may impose upon us significant costs and risks, or may subject us to liability if we do not successfully comply with their requirements, whether intentionally or unintentionally. Specific federal laws that impact our business include The Digital Millennium Copyright Act of 1998, The Communications Decency Act of 1996, The Children’s Online Privacy Protection Act of 1998 (including related Federal Trade Commission regulations), The Protect Our Children Act of 2008, and The Electronic Communications Privacy Act of 1986, among others. For example, the Digital Millennium Copyright Act, which is in part intended to reduce the liability of online service providers for listing or linking to third party websites that include materials that infringe on the rights of others, was adopted by Congress in 1998. If we violate the Digital Millennium Copyright Act we could be exposed to costly and time-consuming copyright litigation.

There are a growing number of legislative proposals before Congress and various state legislatures regarding privacy issues related to the Internet generally. We are unable to determine if and when such legislation may be adopted. If certain proposals were to be adopted, our business could be harmed by increased expenses or lost revenue opportunities, and other unforeseen ways.

Employees

As of March 31, 2012, we had a staff of 14 full-time employees, three of whom are officers of the Company. As of the date of this filing, we have a staff of 14. We have employment agreements with some of our staff. None of our employees are represented by a labor union, and we consider our employee relations to be excellent.

ITEM 1A.                      RISK FACTORS

RISKS RELATED TO OUR BUSINESS

Failure by us to respond to changes in consumer preferences could result in lack of sales revenues and may force us out of business.

Our websites and online properties exist in an industry subject to:

•	• rapid technological change;
•	• the proliferation of new and changing media and games;
•	• frequent new product introductions and updates; and
•	• changes in customer demands.

Any of the above changes that we fail to anticipate could reduce the demand for our games and online properties, as well as any future products we may introduce in the future. Failure to anticipate and respond to changes in consumer preferences and demands could lead to, among other things, customer dissatisfaction, failure to attract demand for our products and lower profit margins.

A decline in the popularity of our websites and other online properties will negatively impact our business.

Our primary source of revenues is from advertising on our websites. These revenues are dependent upon our ability to attract new users and, as well as existing user activity on our sites, among other things. If we are unable to maintain or extend web traffic to, and use of, our sites, our advertising revenues may be adversely affected.

The success of our paid premium subscription service depends upon our ability to add new subscribers and retain existing subscribers.

We cannot assure you that we will be able to attract new subscribers or that existing subscribers will continue to subscribe. Users of our free services may choose not to become paid subscribers, and paid subscribers may decide to cancel their subscriptions, for many reasons including a perception that they do not use the services enough to justify the expense or that the service does not provide enough value or availability of content relative to our competition. In addition, any reduction in our current level of marketing and advertising expenditures may result in a reduction in the number of new trial and paid subscribers.

Subscription services such as ours are characterized by higher than normal churn rates. Existing paid subscribers may cancel their subscriptions to our service for many reasons, including those described above in this risk factor. We cannot guarantee that we will be able to maintain or further reduce subscriber cancellation levels. If we are unable to add new paid subscribers and retain customers we may be unable to maintain a profitable business model.

Intense competition in the internet social networking industry and in the music media industry may adversely affect our revenue and profitability.

We operate in a highly competitive environment and we compete for members, visitors and advertisers with numerous well established internet social networking sites, as well as many smaller and/or newer sites. As an online media and gaming company, we compete for consumers and advertisers with other companies, including internet, television and print media companies. In addition to music, there are numerous entertainment products and services available to consumers and, as a result, we also compete with companies that operate in the television, movie and video game industries. If we are unable to differentiate our products and generate sufficient appeal in the marketplace, our ability to achieve our business plan may be adversely affected. The effect of such competition has been to put pressure on profit margins and to involve us in vigorous competition to obtain and retain consumers and advertisers.

As compared to us, many of our competitors have significantly longer operating histories and greater brand recognition as well as, greater financial, management, and other resources.

If we are unable to compete effectively in our market, our revenue and profitability may be adversely affected.

Our success depends on the scope of our intellectual property rights and not infringing the intellectual property rights of others.

Our success depends in part on our ability to:

• obtain copyrights or trademarks or rights to copyrights or trademarks, where necessary, and to maintain their validity and enforceability;

• operate without infringing upon the proprietary rights of others; and

• prevent others from infringing on our proprietary rights.

We will be able to protect our proprietary intellectual property rights from unauthorized use by third parties only to the extent that our proprietary rights are covered by valid and enforceable copyrights or trademarks. Our inability to protect our proprietary rights could materially adversely affect our business prospects and profitability. In addition, if litigation were to take place in connection with the enforcement of our intellectual property rights (or to defend third party claims of infringement against us), there can be no assurance that we would prevail. Legal proceedings could result in substantial costs and diversion of management time and resources and could materially adversely affect our operations and our financial condition.

If a copyright or trademark infringement claim is brought against us for liabilities that are not covered or that exceed our insurance coverage, we could be forced to pay substantial damage awards, which could affect our profitability.

The marketing and webcasting of recorded music and video content, most of which have been created using the input of a number of creative personnel, including musicians, producers, mixers, film directors and others, may result in disputes over ownership of rights. If a dispute arises challenging our ownership or other rights, we may be exposed to copyright and/or trademark claims by third parties. We may not be able to maintain adequate insurance coverage at a commercially reasonable cost or in sufficient amounts or scope to protect us against potential losses.

In the event a copyright and/or trademark claim is brought against us:

• we may be required to pay legal and other expenses to defend the claim, as well as uncovered damage awards resulting from a claim brought successfully against us; or

• such party could secure injunctive or other equitable relief, which could effectively block our ability to make, use, sell, distribute or market our products.

If we fail to obtain necessary licenses or other rights to proprietary rights held by third parties, it could preclude the sale, manufacture, distribution or exhibition of our products and could materially adversely affect our revenue and profitability. Defending any copyright and/or trademark claim or claims could require us to expend significant financial and managerial resources, which could have an adverse effect on our business operations and results of operations.

Our ability to increase our revenue will depend on our ability to increase market penetration of our current social networking and music media products and to evolve our product mix.

The social networking industry and the music industry are, by their nature, businesses that rely upon the acceptance of its creative product by the marketplace. Much of our ability to increase revenue will depend on:

• expanding the market penetration of our current offerings to consumers; and

• the successful evolution of our product mix.

While we are constantly evaluating the marketplace and evolving our offerings of content and internet features, we may not be able to anticipate shifting tastes of our customer base and the creative content offered by us may fall out of favor with our consumers. If we are unable to expand the market penetration of our current products or anticipate changes in consumer taste, our revenue could be reduced.

Our network is subject to security and stability risks that could harm our business and reputation and expose us to litigation or liability.

Online and mobile commerce and communications depend on the ability to transmit confidential information and licensed intellectual property securely over private and public networks. Any compromise of our ability to transmit such information and data securely or reliably, and any costs associated with preventing or eliminating such problems, could harm our business. Online transmissions are subject to a number of security and stability risks, including:

• our encryption and authentication technology, and access and security procedures, may be compromised, breached or otherwise be insufficient to ensure the security of customer information or our music content;

• we could experience unauthorized access, computer viruses, system interference or destruction, “denial of service” attacks and other disruptive problems, whether intentional or accidental, that may inhibit or prevent access to our websites or use of our products and services;

• someone could circumvent our security measures and misappropriate our partners’ or our customers’ intellectual property, interrupt our operations, or jeopardize our licensing arrangements, which are contingent on our sustaining appropriate security protections;

• our computer systems could fail and lead to service interruptions;

• we may be unable to scale our infrastructure with increases in customer demand; or

• our network of facilities may be affected by a natural disaster, terrorist attack or other catastrophic events.

The occurrence of any of these or similar events could damage our business, hurt our ability to distribute products and services and collect revenue, threaten the proprietary or confidential nature of our technology, harm our reputation and expose us to litigation or liability. We may be required to expend significant capital or other resources to protect against the threat of security breaches, hacker attacks or system malfunctions or to alleviate problems caused by such breaches, attacks or failures.

Loss of Marcus Frasier, our President and Chief Executive Officer, could impair our ability to operate.

If we lose our key employees, such as Marcus Frasier, our President and Chief Executive Officer, our business could suffer. Our success is highly dependent on our ability to attract and retain qualified computer programmers and management personnel. We are highly dependent on our management and the loss of this person’s services could have a material adverse effect on our operations. If we were to lose this individual, we may experience difficulties in competing effectively, developing our technology and implementing our business strategies.

RISKS RELATED TO OUR COMMON STOCK

Concentrated Ownership. An excess of a majority of our outstanding voting securities are held by less than 10 persons and they can elect all directors who in turn elect all officers, without the votes of any other stockholders.

Idle Media, LLC, owns 65.8% of our outstanding voting securities and, accordingly, has effective control of us and may have effective control of us for the near and long term future. Marcus Frasier, our President, CEO and a Director, is the sole membership interest holder, President and a member of the Board of Directors of Idle Media, LLC. Votes of other stockholders can have little effect when we are managed by our Board of Directors and operated through our officers, all of whom can be elected by this person.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information.  Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher transactional fees for penny stock transactions.  As a result, fewer broker-dealers may be willing to make a market in our common stock, which may limit your ability to buy and sell our stock.

If we fail to remain current on our reporting requirements, we may be subject to sanctions from the SEC and could cease to be qualified to have our common stock traded in the public market.

We have prior history of not being in compliance with our reporting obligations under the Securities Exchange Act of 1934, failing to file quarterly reports and one annual report since 2011. In order for our common stock to be included on the OTC QB, we must maintain our periodic public filings and public reporting requirements on a timely basis. If we are unable to comply with those requirements we may be subject to sanctions from the SEC and we will not be approved for inclusion on the OTC QB. Without a public trading market, a stockholder may not be able to liquidate their shares.

If we fail to remain current on our reporting requirements, we could be removed from the Over the Counter QB (OTC QB), which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTC QB, which we are, generally must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC QB. More specifically, FINRA has enacted Rule 6530, which determines eligibility of issuers quoted on the OTC QB by requiring an issuer to be current in its filings with the Commission. Pursuant to Rule 6530(e), if we file our reports late with the Commission three times in a two-year period or our securities are removed from the OTC QB for failure to timely file twice in a two-year period, then we will be ineligible for quotation on the OTC QB. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

ITEM 2.                      FINANCIAL INFORMATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Except for the historical information, the following discussion contains forward-looking statements that are subject to risks and uncertainties. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this report. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the risks described in “Risk Factors” and elsewhere in this registration statement. Our discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and related notes and with the understanding that our actual future results may be materially different from what we currently expect.

RESULTS OF OPERATIONS FOR THE YEAR ENDED SEPTEMBER 30, 2011 AS COMPARED TO SEPTEMBER 30, 2010

REVENUES AND GROSS MARGINS

Revenues were $2,892,534 for the year ended September 30, 2011 as compared to $2,350,027 for the year ended September 30, 2010, an increase of $542,507, or 23%. This increase was due to increased advertising sales of $794,724 or 45% offset by a decrease in our gaming sales of $140,487 or 30%.  Our overall increase in advertising revenues can be attributed to the success of our website.  As traffic increases on the website, advertisers are more inclined to purchase space from us.

Cost of sales for the years ended September 30, 2011 and 2010 was $1,222,147 and $494,078, respectively. The increase of $728,069 or 147% was attributed to an increase in developer expenses of $362,655 or 191% and an increase in server costs of $377,245 or 84% offset by a decrease in merchant fees of $13,967 or 33%. As noted above, the increase in traffic to our website requires additional costs associated with the running and up keep of the website. The increase in developer and server costs correlate to an increase in traffic on our website. Gross profit was $1,670,387 for the year ended September 30, 2011 and $1,855,949 for the year ended September 30, 2010. Gross profit percentage decreased 10% due to increased labor costs in our gaming area.

OPERATING INCOME

Income from operations for the year ended September 30, 2011 was $512,267 as compared to income from operations for the year ended September 30, 2010 of $1,215,793, a decrease of $703,526 or 58%. General and administrative costs increased by $459,032 or 72%. This increase was due to the hiring of a Chief Financial Officer and a Chief Operating Officer, positions that were not filled in 2010, along with other added personnel. Further, depreciation and amortization expense increased $31,919 and research and development costs increased $20,807.

NET INCOME AND NET INCOME PER SHARE ATTRIBUTABLE TO IDLE MEDIA, INC.

Net income attributable to Idle Media, Inc. for the year ended September 30, 2011 was $448,204 or $0.01 per share. Net income for the year ended September 30, 2010 was $705,094 or $0.02 per share. Our net income decreased $256,890 or 36%.

LIQUITY AND CAPITAL RESOURCES

At September 30, 2011, we had cash and cash equivalents of $1,123,895 as compared to $461,404 at September 30, 2010. The increase of $662,491 is due primarily to an increase in cash provided by operations of $710,496 offset by a decrease in cash used in investing activities of $18,238 from the purchase of a website for $15,100 and the purchase of fixed assets for $3,137 and a decrease in cash used in financing activities of $29,767 from member distributions.

FUTURE SOURCES OF LIQUIDITY

We expect our primary source of cash during fiscal year 2012 to be net cash provided by operating activities. We expect that continued focus on acquiring new customers will enable us to increase profitable revenues and continue to generate cash flows from operating activities.

If we do not generate sufficient cash from operations, face unanticipated cash needs or do not otherwise have sufficient cash, we have the ability to reduce certain expenses depending on the level of business operation.

Based on current expectations, we believe that our existing cash of $1,123,896 as of September 30, 2011 and our net cash provided by operating activities and other potential sources of cash will be sufficient to meet our cash requirements. Our ability to meet these requirements will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

OPERATING ACTIVITIES

Net cash provided by operating activities was $710,496 for the fiscal year ended September 30, 2011, as compared to net cash provided by operating activities of $1,215,931 for the fiscal year ended September 30, 2010. The increase of cash during the year ended September 30, 2011 was primarily due to net income of $270,926, an increase in accounts payable of $33,561, and an increase in accrued operating liabilities of $447,851, depreciation adjustments of $35,696 offset by increases in accounts receivable of $37,464, increases in prepaid expenses of $33,000, and a decrease in deferred revenue of $ 7,074.

Net cash provided by operating activities was $1,215,931 for the fiscal year ended September 30, 2010. The increase in cash during the year ended September 30, 2010 was due to net income of $1,047,983 coupled with increases in accrued liabilities of $234,670 and accounts payable of $33,952 and depreciation adjustments of $3,777. These were offset by an increase in accounts receivable of $ 89,592 and the forgiveness of debt of $4,500.

INVESTING ACTIVITIES

For the fiscal year ended September 30, 2011, net cash used by investing activities was $18,23 8 due to the purchase of a website for $15,100 and the purchase of fixed assets for $3,13 8 .

For the fiscal year ended September 30, 2010, net cash used by investing activities was $103,222, all due to the purchase of websites.

FINANCING ACTIVITIES

For the fiscal year ended September 30, 2011, net cash used for financing activities was $29,767 due to member distributions of $2,346 and distributions to non-controlling interest holders of $27,421.

For the fiscal year ended September 30, 2010, net cash used for financing activities was $733,900 due to member distributions of $168,534 and distributions to the non-controlling interest holder of $565,469 offset by cash acquired in the reverse merger of $103. The $565,469 non-controlling interest distributions are non-business distributions made to the sole managing member of Idle Media, LLC. Further note, a portion of the cash for these distributions were borrowed from Datpiff, LLC.  These intercompany loans have been eliminated in consolidation.

INFLATION

We believe our operations have not been and, in the foreseeable future, will not be materially and adversely affected by inflation or changing prices.

OFF BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2012 AS COMPARED TO MARCH 31, 2011

REVENUES AND GROSS MARGINS

Revenues were $789,878 for the three months ended March 31, 2012 as compared to $726,671 for the three months ended March 31, 2011, an increase of $63,207 or 9%. This increase was due to increased advertising sales of $88,547 or 13% offset by a decrease in subscription and gaming revenue of $22,298 or 30% and a decrease in other revenue of $3,042 or 73%.   Cost of sales for the three months ended March 31, 2012 and 2011 was $215,264 and $237,495, respectively. The decrease of $22,231 or 9% was attributed to an increase in developer expenses of $12,810 or 18% and an increase in merchant fees of $1,073 or 16% offset by a decrease in server costs of $35,916 or 22%. Gross profit was $574,614 for the three months ended March 31, 2012 and $489,176 for the three months ended March 31, 2011. Gross profit percentage increased 17% due to increased revenues.

OPERATING INCOME

Net loss from operations for the three months ended March 31, 2012 was $16,541 as compared to net income for the three months ended March 31, 2011 of $249,610. General and administrative costs increased by $354,607 or 158%. This increase was due to the hiring of a Chief Financial Officer and a Chief Operating Officer, positions that were not filled in 2011, along with other added personnel. Further, depreciation and amortization expense increased $1,580 offset by a decrease in research and development costs of $4,598.

NET INCOME AND NET INCOME PER SHARE ATTRIBUTABLE TO IDLE MEDIA, INC.

Net loss attributable to Idle Media, Inc. for the three months ended March 31, 2012 was $24,763 or $0.00 per share. Net income attributable to Idle Media, Inc. for the three months ended March 31, 2011 was $140,572 or $0.00 per share. Our net income decreased $165,335 or 118%.

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED MARCH 31, 2012 AS COMPARED TO MARCH 31, 2011

REVENUES AND GROSS MARGINS

Revenues were $1,739,652 for the six months ended March 31, 2012 as compared to $1,317,610 for the six months ended March 31, 2011, an increase of $422,042 or 32%. This increase was due to increased advertising sales of $455,427 or 39% and an increase in other revenue of $14,427 or 225%, offset by a decrease in subscription and gaming revenue of $47,812 or 33%. Cost of sales for the six months ended March 31, 2012 and 2011 was $551,412 and $533,693, respectively. The increase of $17,719 or 3% was attributed to an increase in developer expenses of $31,833 or 23% and an increase in merchant fees of $209 or 2% offset by a decrease in server costs of $14,125 or 4% and a decrease in promotional fees of $198 or 100%. Gross profit was $1,188,240 for the six months ended March 31, 2012 and $783,917 for the six months ended March 31, 2011. Gross profit percentage increased 52% due to increased revenues.

OPERATING INCOME

Net income from operations for the six months ended March 31, 2012 was $215,975 as compared to net income from operations for the six months ended March 31, 2011 of $406,619. General and administrative costs increased $597,728 or 171%. This increase was due to the hiring of a Chief Financial Officer and a Chief Operating Officer, positions that were not filled in 2011, along with other added personnel. Further, depreciation and amortization expense increased $3,151 offset by a decrease in research and development costs of $5,912.

NET INCOME AND NET INCOME PER SHARE ATTRIBUTABLE TO IDLE MEDIA, INC.

Net income attributable to Idle Media, Inc. for the six months ended March 31, 2012 was $120,181 or $0.00 per share. Net income attributable to Idle Media, Inc. for the six months ended March 31, 2011 was $258,784 or $0.01 per share. Net income decreased $138,603 or 54%.

LIQUIDITY AND CAPITAL RESOURCES

At March 31, 2012, we had cash and cash equivalents of $954,887 as compared to $1,123,895 at September 30, 2011. The decrease of $169,009 is due primarily to an increase in cash provided by operations of $649 offset by a decrease in cash used in investing activities of $13,446 from the purchase of fixed assets and a decrease from cash used in financing activities of $156,212 from non-controlling interest distributions.

FUTURE SOURCES OF LIQUIDITY

We expect our primary source of cash during fiscal year 2012 to be net cash provided by operating activities. We expect that continued focus on acquiring new customers will enable us to increase profitable revenues and continue to generate cash flows from operating activities.

If we do not generate sufficient cash from operations, face unanticipated cash needs or do not otherwise have sufficient cash, we have the ability to reduce certain expenses depending on the level of business operation.

Based on current expectations, we believe that our existing cash of $954,887 as of March 31, 2012 and our net cash provided by operating activities and other potential sources of cash will be sufficient to meet our cash requirements. Our ability to meet these requirements will depend on our ability to generate cash in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

OPERATING ACTIVITIES

Net cash provided by operating activities was $649 for the six months ended March 31, 2012, as compared to net cash provided by operating activities of $487,104 for the six months ended March 31, 2011. The decrease of cash during the six months ended March 31, 2012 was primarily due to net income of $151,262 and decreases in accounts receivable of $116,002, and depreciation adjustments of $20,offset by increases in prepaid expenses of $27,000, decreases in accrued expenses of $208,427, and a decrease in accounts payable of $52,251.

Net cash provided by operating activities was $487,104 for the six months ended March 31, 2011. The increase in cash during the six ended March 31, 2011 was due to net income of $267,274 coupled with increases in accrued liabilities of $193,644 and depreciation adjustments of $17,508. These were offset by a decrease in accounts receivable of $30,738 and a decrease in accounts payable of $21,879.

INVESTING ACTIVITIES

For the six months ended March 31, 2012, net cash used by investing activities was $13,446 due to the purchase of fixed assets.

For the six months ended March 31, 2011, net cash used by investing activities was $3,138 due to the purchase of fixed assets.

FINANCING ACTIVITIES

For the six months ended March 31, 2012, net cash used for financing activities was $156,212 due to member distributions through our wholly owned subsidiary, Datpiff, LLC of $317 and distributions to non-controlling interest holders of $155,841.

For the six months ended March 31, 2011, net cash used for financing activities was $20,178 due to member distributions of $2,346 and distributions to non-controlling interest holders of $17,832.

INFLATION

We believe our operations have not been and, in the foreseeable future, will not be materially and adversely affected by inflation or changing prices.

OFF BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED JUNE 30, 2012 AS COMPARED TO JUNE 30, 2011

REVENUES AND GROSS MARGINS

Revenues increased to $1,002,179 in the three months ended June 30, 2012 from $678,960 in the three months ended June 30, 2011, representing a 48% increase. The increase in revenues is mainly as a result of an increase in advertising sales. The advertising revenues can be attributed to the success of our website. As traffic increases on the website, advertisers are more inclined to purchase space from us.

Cost of sales increased $118,767, or 36%, to $448,137 in the three months ended June 30, 2012 from $329,370 for the three months ended June 30, 2011. The increase in the cost of sales is a result of an increase in developer expenses of $142,661, an increase in server costs of $59,151, and an increase in merchant fees of $9,624, offset by a decrease in promotional purchases of $3,832. As noted above, the increase in traffic to our website requires additional costs associated with the running and up keep of the website. The increase in developer and server costs correlate to an increase in traffic on our website.

For the three months ended June 30, 2012 and 2011, gross profit margins were 55% and 52%, respectively.

OPERATING LOSS

Selling, general and administrative expenses increased $329,605, or 114%, to $619,152 for the three months ended June 30, 2012 from $289,547 for the three months ended June 30, 2011. The increase was the result of an increase in administrative salary expenses of $137,447, an increase in advertising expenses of $197,506 offset by a decrease in consulting fees of $155,468.

Depreciation and amortization expense increased $2,128 or 24% to $11,013 in the three months ended June 30, 2012 from $8,885 for the three months ended June 30, 2011. The increase was the result of additional assets purchased and placed into service during the period.

Research and development expenses decreased $12,399, or 100%, in the three months ended June 30, 2012 from $12,399 for the three months ended June 30, 2011. The decrease in research and development expenses was the result of the Company focusing on existing websites.

The Company had $77,338 in net loss from operations in the three months ended June 30, 2012, an decrease of $4,163, or 5%, from the net loss from operations of $81,501 during the three months ended June 30, 2011. The decrease was the result of increased revenues from operations off-set with the decrease in research and development expenses.

In the three months ended June 30, 2012, the Company generated a net loss of $50,242, a decrease of $12,262 or 20%, from $62,504 for the three months ended June 30, 2011. This increase was attributable to an increase in revenues off-set by a decrease in research and development expenses and a decrease of $8,099 or 43% in our income tax liability.

RESULTS OF OPERATIONS FOR THE NINE MONTHS ENDED JUNE 30, 2012 AS COMPARED TO JUNE 30, 2011

REVENUES AND GROSS MARGINS

Revenues increased to $2,741,831 in the nine months ended June 30, 2012 from $1,996,570 in the nine months ended June 30, 2011, representing a 37% increase. The increase in revenues is a result of an increase in advertising revenues of 834,577 or 48%, an increase in other revenues of $9,670 or 87%, off-set by a decrease in subscription revenues of $98,986 or 43%. The increase in revenues is mainly as a result of an increase in advertising sales. The advertising revenues can be attributed to the success of our website. As traffic increases on the website, advertisers are more inclined to purchase space from us.

Cost of sales increased $136,486, or 16%, to $999,549 in the nine months ended June 30, 2012 from $863,063 for the nine months ended June 30, 2011. The increase in the cost of sales is a result of an increase in developer expenses of $98,990, an increase in server costs of $39,666, and an increase in merchant fees of $1,860. This was off-set by a decrease in promotional purchases of $4,030.  As noted above, the increase in traffic to our website requires additional costs associated with the running and up keep of the website. The increase in developer and server costs correlate to an increase in traffic on our website.

For the nine months ended June 30, 2012 and 2011, gross profit margins were 63% and 57%, respectively.

OPERATING LOSS

Selling, general and administrative expenses increased $808,287, or 106%, to $1,568,221 for the nine months ended June 30, 2012 from $759,934 for the nine months ended June 30, 2011. The increase was mainly the result of an increase in administrative salary expenses of $374,590, an increase in advertising expenses of $495,909 offset by a decrease in consulting fees of $129,851.

Depreciation and amortization expense increased $5,279 or 20% to $31,672 in the nine months ended June 30, 2012 from $26,393 for the nine months ended June 30, 2011. The increase was the result of additional assets purchased and placed into service during the period.

Research and development expenses decreased $18,311, or 83%, to $3,751 in the nine months ended June 30, 2012 from $22,062 for the nine months ended June 30, 2011. The decrease in research and development expenses was the result of the Company focusing on existing websites.

The Company had $138,638 in net income from operations in the nine months ended June 30, 2012, a decrease of $186,480, or 57%, from the net income from operations of $325,118 during the nine months ended June 30, 2011. The decrease was the result of an increase in revenues and a decrease in research and development expenses, off-set by an increase in selling, general, and administrative expenses and depreciation and amortization expenses.

In the nine months ended June 30, 2012, the Company generated a net income of $101,020, a decrease of $103,750 or 51%, from $204,770 for the nine months ended June 30, 2011. This decrease was attributable to an increase in revenues, a decrease in research and development expenses and a decrease in income tax expense, off-set by an increase in selling, general, and administrative expenses, an increase in depreciation and amortization expense.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2012, we had $809,675 in cash and cash equivalents, $163,695 in accounts receivable, and $40,000 in prepaid expenses. The following table provides detailed information about our net cash flow for the nine months ended June 30, 2012 and 2011.

In summary, our cash flows were as follows:

	Nine months Ended June 30,
	2012	2011
Net cash (used in) provided by operating activities	$(39,630)	$476,858
Net cash used in investing activities	(27,997)	(3,138)
Net cash used in financing activities	(246,593)	(24,954)
Net increase/(decrease) in Cash	(314,220)	448,766
Cash and cash equivalents, beginning of period	1,123,895	461,404
Cash and cash equivalents, end of period	$809,675	$910,170

OPERATING ACTIVITIES

Net cash used in operating activities was $39,630 for the nine months ended June 30, 2012, as compared to net cash provided by operating activities of $476,858 for the same period in 2011. The decrease of cash during the nine months ended June 30, 2012 was primarily due to net income of $101,021 and decreases in accounts receivable of $86,176, and depreciation adjustments of $31,672, offset by increases in prepaid expenses of $7,000, decreases in accrued expenses of $207,639, and a decrease in accounts payable of $45,121.

Net cash provided by operating activities was $476,858 for the nine months ended June 30, 2011. The increase in cash during the nine months ended June 30, 2011 was due to net income of $204,770 coupled with increases in accrued liabilities of $227,681 and depreciation adjustments of $26,393.  These were offset by a decrease in accounts receivable of $39,305 and a decrease in accounts payable of $28,482.

FINANCING ACTIVITIES

Net cash used in financing activities for the nine months ended June 30, 2012 was $246,593, as compared to $24,954 for the same period of 2011. The increase of net cash used in financing activities was mainly attributable to a deemed distribution to a related party of $50,000, member distributions through our wholly owned subsidiary, Datpiff, LLC of $2,195, and distributions to non-controlling interest holders of $194,398.

INFLATION

We believe our operations have not been and, in the foreseeable future, will not be materially and adversely affected by inflation or changing prices.

OFF BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

ITEM 3.                      PROPERTIES

Our principal office is located at 216 S. Centre Avenue, Leesport, PA 19533. The Company leases the office from Marcus Frasier, Chief Executive Officer and sole Director of the Company for three-thousand dollars ($3,000) per month. There are currently no proposed programs for the renovation, improvement or development of the facilities we currently use.

Our management does not currently have policies regarding the acquisition or sale of real estate assets primarily for possible capital gain or primarily for income. We do not presently hold any investments or interests in real estate, investments in real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

ITEM 4.                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information, to the best of our knowledge, about the beneficial ownership of our common stock on September 25 , 2012 relating to the beneficial ownership of our common stock by those persons known to beneficially own more than 5% of our capital stock and by our directors and executive officers.  The percentage of beneficial ownership before the offering for the following table is based on 60,746,743 shares of common stock outstanding.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days after pursuant to options, warrants, conversion privileges or other rights. The percentage of ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

Security Ownership of Management
Title of Class	Name of Beneficial Owner (1)	Number of Shares		Percent Beneficially Owned
Common	Marcus Frasier, CEO, President & Director 216 S. Centre Avenue Leesport, PA 19533	40,000,000	(2)	65.8%

Common	Raphael P. Haddock, COO, CFO, Secretary & Director 216 S. Centre Avenue Leesport, PA 19533	5,263,493		8.6%

All Beneficial Owners as a Group		45,263,493		74.5%

(1)
As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).

(2)
The 40,000,000 shares are indirectly held by Marcus Frasier and directly held by Idle Media, LLC. Mr. Frasier, President, a member of the Board of Directors, and sole stockholder of Idle Media, LLC, controls the disposition of the shares held by Idle Media, LLC.

Security Ownership of Certain Beneficial Owners
Title of Class	Name of Beneficial Owner (1)	Number of Shares	Percent Beneficially Owned

Common	Idle Media, LLC 216 S. Centre Avenue Leesport, PA 19533	40,000,000(2)	65.8%

All Beneficial Owners as a Group		40,000,000	65.8%

(1)
As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).

(2)	Marcus Frasier, President, a member of the Board of Directors, and sole stockholder of Idle Media, LLC, controls the disposition of the shares held by Idle Media, LLC.

ITEM 5.                      DIRECTORS AND EXECUTIVE OFFICERS.

Pursuant to Special Meeting of the Board of Directors at which a quorum was present on July 9, 2012, the Board of Directors nominated and appointed Raphael P. Haddock, the Company’s Chief Operating Officer, as Chief Financial Officer, Secretary and a member of the Board of Directors. In conjunction with this appointment, Craig DeFranco, was reassigned from Chief Financial Officer to the position of Controller of the Company. In addition, Kyle Reilly resigned as a member of the Board of Directors and as Secretary of the Company. Mr. Reilly will continue to serve as an employee of the Company.

The members of our board of directors serve for one year terms and are elected at the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the board of directors.

The following sets forth information about our directors and executive officers as of the date of this report:

Name	Age	Position	Term Commencing
Marcus Frasier	28	Chief Executive Officer, President and Director	Since 5/19/10
Raphael P. Haddock	43	Chief Operating Officer, Chief Financial Officer, Secretary and Director	COO since 9/7/11 CFO, Secretary & Director since 7/9/12

Marcus Frasier, Chief Executive Officer, President and a Director:

Since March 2005, Mr. Frasier has been president of Idle Media LLC, our principal stockholder and Datpiff LLC our wholly owned subsidiary corporation, both of which are engaged in the creation and maintenance of websites.

Raphael P. Haddock, Chief Operating Officer:

Since September 7, 2011, Mr. Haddock has been the Chief Operating Officer of the Company. On July 9, 2012, Mr. Haddock was appointed Chief Financial Officer, Secretary and a Director of the Company. Mr. Haddock brings significant operational expertise due to his experience as an executive. Between 2009 and 2011, Mr. Haddock served as Managing Director of the advisory business of Hudson Square Research, an institutional equity research boutique focused on TMT and the consumer section. Between 2005 and 2009, Mr. Haddock was a partner with Lenox Hill Partners, LLC, a New York based private equity consulting firm, focused on turnarounds, structured debt, and financing.

Family Relationships

There are no family relationships among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

▪	has been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

▪
had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

▪
been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

▪
been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

▪
been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

▪
been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

ITEM 6.                      EXECUTIVE COMPENSATION.

Overview of Compensation Program

We currently have not appointed members to serve on the Compensation Committee of the Board of Directors. Until a formal committee is established, our entire Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The Board of Directors ensures that the total compensation paid to the executives is fair, reasonable, and competitive.

Compensation Philosophy and Objectives

The Board of Directors believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company and that aligns executives’ interests with those of the stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. As a result of the size of the Company, the Board evaluates both performance and compensation on an informal basis. Upon hiring additional executives, the Board intends to establish a Compensation Committee to evaluate both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of peer companies. To that end, the Board believes executive compensation packages provided by the Company to its executives, including the named executive officers, should include both cash and stock-based compensation that reward performance as measured against established goals.

Role of Executive Officers in Compensation Decisions

The Board of Directors makes all compensation decisions for, and approves recommendations regarding equity awards to, the executive officers and Directors of the Company. Decisions regarding the non-equity compensation of other employees of the Company are made by management.

Summary Compensation Table

The table below summarizes the total compensation paid to or earned by our Executive Officers, for the last two fiscal years ended September 30, 2011 and 2010.

SUMMARY COMPENSATION TABLE
Name and Principal Positions	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compen-sation ($)	Total ($)
Marcus Frasier, (1)	2011	259,500	-0-	-0-	-0-	-0-	-0-	-0-	259,500
Chief Executive Officer , President, and Director	2010	150,500	-0-	-0-	-0-	-0-	-0-	-0-	150,500

Kyle P. Reilly, (2)	2011	74,977	-0-	-0-	-0-	-0-	-0-	-0-	74,977
Former Secretary and	2010	58,843	-0-	-0-	-0-	-0-	-0-	-0-	58,843
Former Director

Raphael P. Haddock,(3)	2011	30,000	-0-	-0-	-0-	-0-	-0-	-0-	30,000
Chief Operating Officer,	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Chief Financial Officer,
and Director

Craig L. DeFranco,(4)	2011	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Former Chief Financial Officer	2010	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)	Mr. Frasier was appointed Chief Executive Officer, President, and a Director of the Company on May 19, 2010.
(2)
Mr. Reilly was appointed Secretary and a Director of the Company on May 19, 2010 and on July 9, 2012 Mr. Reilly resigned as Secretary and as a member of the Board of Directors of the Company. Mr. Reilly continues to serve as an employee of the Company.

(3)	Mr. Haddock was appointed Chief Operating Officer on September 7, 2011 and on July 9, 2012 Mr. Haddock was also appointed Chief Financial Officer, Secretary and a Director of the Company.
(4)	Mr. DeFranco was appointed Chief Financial Officer on October 15, 2011 and on July 9, 2012 Mr. DeFranco was reassigned from CFO to the position of Controller of the Company.

Employment Agreements

On August 14, 2012, we entered into an employment agreement with our CEO, Marcus Frasier. The employment agreement is on-going and automatically renews every three years. As consideration the Company will pay an annual base salary of $390,000 and issue a total of 6,000,000 stock options in 2,000,000 blocks over the next three years. The exercise price for the options shall be $0.50 per share for the first 2,000,000 options issued, $1.00 per share for the second 2,000,000 options issued, and $2.00 per share for the final 2,000,000 options issued.

On August 14, 2012, we entered into an employment agreement with our COO and CFO, Raphael Haddock. The employment agreement is on-going and automatically renews every year. As consideration the Company will pay an annual base salary of $195,000 and issue a total of 5,263,493 restricted shares of the Company’s common stock to become saleable in 1,754,498 blocks over the next three years if the Company’s market value reached specific indicators.

Option Grants in Last Fiscal Year

During the years ended September 30, 2011 and 2010, we did not grant any options to our officers and directors.

On August 14, 2012, we granted 6,000,000 options to our CEO pursuant to his employment agreement. Of the 6,000,000 options, 2,000,000 are exercisable at $0.50 per share, 2,000,000 are exercisable at $1.00 per share and 2,000,000 are exercisable at $2.00 per share, for a term of three years. The options vest as follows: 2,000,000 of the shares subject to the option shall became eligible for purchase on January 31, 2013, an additional 2,000,000 of the shares subject to the option shall become eligible for purchase on January 31, 2014, and the remaining 2,000,000 of the shares subject to the option shall become eligible for purchase on January 31, 2015.

Director Compensation

As a result of having two board members we do not currently have an established compensation package for board members.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Transactions with Related Persons

     The Company records rent for their office space that is paid to Marcus Frasier, the President of the Company.  Monthly rent is $3,000.  Subsequently, in May 2012, the Company entered into an Agreement of Sale to purchase the office building from the Company’s President for the appraised value of $170,000. As of June 6, 2012, the sale has not closed. The Company will continue to make lease payments in the amount of three-thousand ($3,000) per month until the sale closes.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined in Section 803A of the NYSE Amex LLC Company Guide. Since the OTCBB does not have rules regarding director independence, the Board makes its determination as to director independence based on the definition of “independence” as defined under the rules of the New York Stock Exchange (“NYSE”) and American Stock Exchange (“Amex”).

ITEM 8.                      LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not presently a party to any material litigation, nor to the knowledge of management is any litigation threatened against us, which may materially affect us.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Market Information

Our common stock is quoted on the OTC QB under the symbol “IDLM”.  The following table indicates the high and low prices of the common shares obtained from listing on June 21, 2011 to June 30, 2012. These quotations represent prices between dealers and may not include retail markups, markdowns or commissions and may not necessarily represent actual transactions.

	2012		2011
	High	Low	High	Low
First Quarter ended December 31	$0.18	$0.08
Second Quarter ended March 31	$0.19	$0.09
Third Quarter ended June 30	$0.30	$0.11	$0.16	$0.08
Fourth Quarter ended September 30			$0.25	$0.05

Holders of Common Stock

As of September 25 , 2012, we had approximately 88 stockholders of record of the 60,746,743 shares outstanding.

Dividends

The payment of dividends is subject to the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. We have not paid or declared any dividends upon our common stock since our inception and, by reason of our present financial status and our contemplated financial requirements, do not anticipate paying any dividends upon our common stock in the foreseeable future.

We have never declared or paid any cash dividends. We currently do not intend to pay cash dividends in the foreseeable future on the shares of common stock. We intend to reinvest any earnings in the development and expansion of our business. Any cash dividends in the future to common stockholders will be payable when, as and if declared by our Board of Directors, based upon the Board’s assessment of:

•	our financial condition;
•	earnings;
•	need for funds;
•	capital requirements;
•	prior claims of preferred stock to the extent issued and outstanding; and
•	other factors, including any applicable laws.

Therefore, there can be no assurance that any dividends on the common stock will ever be paid.

Securities Authorized for Issuance under Equity Compensation Plans

We currently do not maintain any equity compensation plans.

ITEM 10.                      RECENT SALES OF UNREGISTERED SECURITIES.

In April 2008, 6,000,000 shares were issued to Bryan Sawarynski, former President and CEO of the Company, in reliance on the exemption under Section 4(2) of the Securities Act of 1933, as amended (the “Act”). These shares of our common stock qualified for exemption since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the shareholder had the necessary investment intent as required by Section 4(2) since he agreed to and received share certificates bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

In September 2008, we completed a Regulation D Rule 506 offering in which we sold 542,750 shares of common stock to 34 investors, at a price per share of $0.10 per share for an aggregate offering price of $54,275. The Common Stock issued in our Regulation D, Rule 506 Offering was issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by Rule 506 of Regulation D of the Securities Act of 1933. In accordance with Section 230.506 (b)(1) of the Securities Act of 1933, these shares qualified for exemption under the Rule 506 exemption for this offerings since it met the following requirements set forth in Reg. §§230.506:

(A)	No general solicitation or advertising was conducted by us in connection with the offering of any of the Shares.

(B)
At the time of the offering we were not: (1) subject to the reporting requirements of Section 13 or 15 (d) of the Exchange Act; or (2) an “investment company” within the meaning of the federal securities laws.

(C)
Neither we, nor any of our predecessors, nor any of our directors, nor any beneficial owner of 10% or more of any class of our equity securities, nor any promoter currently connected with us in any capacity has been convicted within the past ten years of any felony in connection with the purchase or sale of any security.

(D)	The offers and sales of securities by us pursuant to the offerings were not attempts to evade any registration or sale requirements of the securities laws of the United States or any of its states.

(E)	None of the investors are affiliated with any of our directors, officers or promoters or any beneficial owner of 10% or more of our securities.

Please note that pursuant to Rule 506, all shares purchased in the Regulation D Rule 506 offering completed in September 2008 were restricted in accordance with Rule 144 of the Securities Act of 1933. In addition, each of these shareholders were either accredited as defined in Rule 501 (a) of Regulation D promulgated under the Securities Act or sophisticated as defined in Rule 506(b)(2)(ii) of Regulation D promulgated under the Securities Act.

On May 19, 2010, we issued 40,000,000 restricted shares of common stock to Idle Media LLC (IM), a Pennsylvania Limited Liability Company, in consideration of all of the issued and outstanding membership units of Datpiff, LLC, a Pennsylvania Limited Liability Company. The shares of common stock were issued pursuant to Section 4(2) of the Securities Act of 1933. We believe that the issuance and sale of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were sold directly by us and did not involve a public offering or general solicitation. The offering was not underwritten and no commissions or finders’ fees were paid. The recipients of the shares were afforded an opportunity for effective access to files and records of the Company that contained the relevant information needed to make their investment decision, including the financial statements and 34 Act reports. We reasonably believed that the recipients, immediately prior to the sale of the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision.

On August 14, 2012, we issued 5,263,493 shares of Common Stock to Mr. Haddock as compensation pursuant to his employment agreement. The shares of common stock were issued pursuant to Section 4(2) of the Securities Act of 1933.

Repurchases of Securities

On August 29, 2012, we entered into a stock purchase agreement with a Stockholder of the Company. Pursuant to the agreement, the Company repurchased 4,000,000 shares of its common stock for approximately $200,000 or $0.05 per share from the Stockholder.

On September 25, 2012, we issued 1,000,000 shares of Common Stock to an employee of the company pursuant to his employment agreement. The shares of common stock were issued pursuant to Section 4(2) of the Securities Act of 1933.

ITEM 11.                      DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Common Stock

The Company’s Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, of which 60,746,743 shares were outstanding as of the date of this Registration. Common stock holders are entitled to one vote for each share on all matters to be voted on by the stockholders.  Holders of common stock have no cumulative voting rights. Common stock holders are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available to be distributed.  In the event of a liquidation, dissolution, or winding up of the Company, the common stockholders are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock.  There are no conversion rights or redemption or sinking fund provisions with respect to the common stock.  All of the outstanding shares of common stock are validly issued, fully paid, and non-assessable.

Preferred Stock

Our articles of incorporation authorizes the issuance of 10,000,000 shares of preferred stock, $0.001 par value per share, of which no shares of Preferred stock are outstanding as of the date of this Current Report.  The preferred stock may be issued from time to time by the board of directors as shares of one or more classes or series.  Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to:

•      adopt resolutions;
•      to issue the Shares;
•      to fix the number of shares;
•      to change the number of shares constituting any series; and
•      to provide for or change the following:
-	the voting powers;
-	designations;
-	preferences; and
-	relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following:
*      dividend rights (including whether dividends are cumulative);
*      dividend rates;
*      terms of redemption (including sinking fund provisions);
*      redemption prices;
*      conversion rights; and
*	liquidation preferences of the shares constituting any class or series of the preferred stock.

In each of the listed cases, we will not need any further action or vote by the stockholders.

One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management.  The issuance of shares of preferred stock pursuant to the Board of Director’s authority described above may adversely affect the rights of holders of common stock.  For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock.  Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

ITEM 12.                      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our articles of incorporation and bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by Nevada law.

Limitation of Liability of Directors

Pursuant to the Nevada General Corporation Law, our Articles of Incorporation exclude personal liability for our Directors for monetary damages based upon any violation of their fiduciary duties as Directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which a Director receives an improper personal benefit. This exclusion of liability does not limit any right which a Director may have to be indemnified and does not affect any Director’s liability under federal or applicable state securities laws. We have agreed to indemnify our directors against expenses, judgments, and amounts paid in settlement in connection with any claim against a Director if he acted in good faith and in a manner he believed to be in our best interests.

ITEM 13.                      FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Our financial statements, notes thereto and the related independent registered public accounting firm’s report are set forth following the signature page to this registration statement beginning on page F-1 and are incorporated herein by reference.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

We have had no disagreements with our independent auditors on accounting or financial disclosures.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements:

The financial statements listed in the "Index to Consolidated Financial Statements" at page 38 are filed as part of this report.

(b)	Exhibit Index:

The following exhibits are filed as part of this registration statement:
Exhibit Number	Exhibit Description
3(i)(a)*	Articles of Incorporation dated April 25, 2008
3(i)(b)*	Amended Articles of Incorporation dated February 23, 2010
3(ii)(a)*	Bylaws
4*	Instruments defining the rights of security holders: (a) Articles of Incorporation (b) Bylaws
10.1*	Stock Exchange Agreement and Plan of Reorganization with Idle Media LLC, dated March 18, 2010
10.2	Employment Agreement of Raphael Haddock, COO – dated January 17, 2012

*	Filed herewith

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned, thereunto duly authorized.

IDLE MEDIA, INC.

By: /S/ Marcu Frasier
       Marcus Frasier, President and Chief Executive Officer

Date: September 25, 2012

By: /S/ Raphael P. Haddock
       Raphael P. Haddock, Chief Financial Officer

Date: September 25, 2012

IDLE MEDIA, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PAGES

IDLE MEDIA, INC. CONSOLIDATED FINANCIAL STATEMENTS (AUDITED):

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-1

CONSOLIDATED BALANCE SHEETS AT SEPTEMBER 30, 2011 AND 2010	F-2

CONSOLIDATED STATEMENTS OF OPERATIONS FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED SEPTEMBER 30, 2011	F-3

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED SEPTEMBER 30, 2011	F-4

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR EACH OF THE TWO YEARS IN THE PERIOD ENDED SEPTEMBER 30, 2011	F-5

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	F-6 – F-20

IDLE MEDIA, INC. CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED):

CONSOLIDATED BALANCE SHEETS AT MARCH 31, 2012 AND SEPTEMBER 30, 2011	F-21

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2012 AND 2011	F-22

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE SIX MONTHS ENDED MARCH 31, 2012 AND 2011	F-23

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS	F-24 – F- 32

CONSOLIDATED BALANCE SHEETS AT JUNE 30, 2012 AND SEPTEMBER 30, 2011	F-33

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 2012 AND 2011	F-34

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE NINE MONTHS ENDED JUNE 30, 2012 AND 2011	F-35

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS	F-36 – F- 42

Office Locations
 Las Vegas, NV
  New York, NY
    Pune, India
  Beijing, China
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders
Idle Media, Inc.

We have audited the accompanying consolidated balance sheets of Idle Media, Inc. and subsidiaries as of September 30, 2011 and 2010, and the related consolidated statements of operations, equity, and cash flows for the years then ended. Management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Idle Media, Inc. and subsidiaries as of September 30, 2011 and 2010, and the results of their operations and their cash flows for each of the two years in the period ended September 30, 2011 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the financial statements of Idle Media, Inc. as of September 30, 2011 and 2010, and for the years then ended contained accounting errors and excluded the accounts of Idle Media, LLC, a VIE in which the Company was the primary beneficiary.  Accordingly, the financial statements as of and for the year ended September 30, 2010 have been restated as more fully described in Note 1.  Additionally, during the preparation of the Company’s financial statements for the period ended June 30, 2012, accounting errors related to cut-off at September 30, 2011 and the calculation of the Company’s income tax provision for the year ended September 30, 2011.

De Joya Griffith & Company, LLC

/s/ De Joya Griffith & Company, LLC
Henderson, NV
June 1, 2012, except for Note 1 as to
which the date is September 11, 2012

De Joya Griffith, LLC ● 2580 Anthem Village Dr. ● Henderson, NV ● 89052
Telephone (702) 563-1600 ● Facsimile (702) 920-8049
www.dejoyagriffith.com

IDLE MEDIA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Audited) (Restated)

	September 30,
	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$ 1,123,895	$ 461,404
Accounts receivable	249,871	212,407
Prepaid expenses	33,000	-
Total current assets	1,406,766	673,811

Fixed assets, net	2,352	-
Intangible assets, net	79,885	99,695

Total assets	$ 1,489,003	$ 773,506

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$ 142,178	$ 108,617
Deferred revenue	15,108	22,182
Accrued expenses and other current liabilities	682,521	234,670
Total current liabilities	839,807	365,469
Total liabilities	839,807	365,469

Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $.001 par value; 100,000,000 shares
authorized, 58,483,250 shares issued and outstanding at
September 30, 2011 and September 30, 2010, respectively	58,483	58,483
Additional paid-in capital	17,223	17,223
Retained earnings	1,022,095	576,237
Total Idle Media, Inc. stockholders' equity	1,097,801	651,943
Noncontrolling interests	(448,605)	(243,906)
Total equity	649,196	408,037
Total liabilities and equity	$ 1,489,003	$ 773,506

The accompanying notes are an integral part of these consolidated financial statements.

IDLE MEDIA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Audited) (Restated)

	Years Ended September 30,
	2011	2010
Revenues:
Advertising and sponsorship revenue	$2,550,252	$1,755,528
Subscriptions and gaming revenue	327,524	468,011
Other revenue	14,758	126,488
Total revenue	2,892,534	2,350,027

Cost of sales	1,222,147	494,078
Gross profit	1,670,387	1,855,949

Operating expenses:
Selling, general and administrative	1,099,078	640,046
Depreciation and amortization	35,696	3,777
Research and development	23,346	-
Gain on forgiveness of accounts payable	-	(4,500)
Impairment of computer equipment	-	833
Total operating expenses	1,158,120	640,156
Net income before provision for income taxes	512,267	1,215,793
Provision for income taxes	(241,341)	(167,810)
Net income	270,926	1,047,983
Net (income) loss attributable to noncontrolling interests	177,278	(342,889)
Net income attributable to Idle Media, Inc.	$448,204	$705,094
Basic income per common share:	$0.01	$0.02
Weighted average shares of common stock outstanding - basic and diluted	58,483,250	46,785,632

The accompanying notes are an integral part of these consolidated financial statements.

IDLE MEDIA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY
(Audited) (Restated)

	Preferred Stock		Common Stock		Additional Paid-in	Retained	Noncontrolling	Total
	Shares	Amount	Shares	Amount	Capital	Earnings	Interests	Equity
Balance - September 30, 2009	-	$-	40,000,000	$40,000	$-	$107,198	$(21,326)	$125,872

Contributions		-		-	-	-	-	-

Distributions		-		-	-	(168,534)	(565,469)	(734,003)

Settlement of related party advance		-		-	17,223	-	-	17,223

Reverse acquisition and recapitalization		-	18,483,250	18,483	-	(67,521)	-	(49,038)

Net income		-		-	-	705,094	342,889	1,047,983

Balance - September 30, 2010	-	-	58,483,250	58,483	17,223	576,237	(243,906)	408,037

Contributions		-		-	-	-	-	-

Distributions		-		-	-	(2,346)	(27,421)	(29,767)

Net income (loss)		-		-	-	448,204	(177,278)	270,926

Balance - September 30, 2011	-	$-	58,483,250	$58,483	$17,223	$1,022,095	$(448,605)	$649,196

The accompanying notes are an integral part of these consolidated financial statements.

IDLE MEDIA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Audited) (Restatement)

	Years Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income	$270,926	$1,047,983
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	35,696	3,777
Impairment of computer equipment	-	833
Gain on forgiveness of accounts payable	-	(4,500)
Changes in operating assets and liabilities:
Accounts receivable	(37,464)	(89,592)
Prepaid expenses	(33,000)	-
Accounts payable	33,561	33,952
Deferred revenue	(7,074)	(11,192)
Accrued expenses and other current liabilities	447,851	234,670
Net cash provided by operating activities	710,496	1,215,931

Cash flows from investing activities:
Purchase of intangible assets	(15,100)	(103,222)
Purchase of fixed assets	(3,138)	-
Cash acquired at merger	-	103
Net cash used in investing activities	(18,238)	(103,119)

Cash flows from financing activities:
Distributions	(2,346)	(168,534)
Distributions to non-controlling interest holders	(27,421)	(565,469)
Net cash used in financing activities	(29,767)	(734,003)
Net increase in cash and cash equivalents	662,491	378,809
Cash and cash equivalents beginning of period	461,404	82,595
Cash and cash equivalents at end of period	$1,123,895	$461,404

Supplemental disclosure of cash flow information:
Cash payments for interest	$-	$-
Cash payments for income taxes	$-	$-

Non-cash investing and financing activities:
Related party account payable forgiven	$-	$(17,223)
Acquisition of security deposit at reverse acquisition	$-	$500
Acquisition of assets at reverse acquisition	$-	$833
Acquisition of accounts payable at reverse acquisition	$-	$(33,251)
Reverse acquisition and recapitalization effect on common stock	$-	$(18,483)
Reverse acquisition and recapitalization effect on retained earnings	$-	$67,521

The accompanying notes are an integral part of these consolidated financial statements.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

The Company was incorporated under the laws of the State of Nevada on April 25, 2008 as National Golf Emporium, Inc. (“NGLF”). The Company was organized to create an online retail golf equipment store focusing on golf equipment and related items. Activities during the development stage include developing the business plan and raising capital.

On February 23, 2010, the Company amended its articles of incorporation and changed its name from National Golf Emporium, Inc. to Idle Media, Inc.

On March 18, 2010, Idle Media, Inc. entered into a Stock Exchange Agreement and Plan of Reorganization with Idle Media, LLC to acquire 1,000 membership units, constituting all of the issued and outstanding membership units of Datpiff, LLC in consideration for the issuance of 40,000,000 restricted shares of common stock of Idle Media, Inc. (“Exchange”). Closing of the Exchange Agreement was contingent upon Datpiff, LLC supplying audited financial statements of Datpiff, LLC, as required by Regulation S-X of the Securities Exchange Act of 1934, among other terms and conditions specified in the Stock Exchange Agreement.

In connection with the Stock Exchange Agreement, Bryan Sawarynski, the Principal NGLF Shareholder, holding 69,000,000, or approximately 85%, of the 81,483,250 total issued and outstanding common stock of NGLF, agreed to cancel his ownership of 63,000,000 common shares of NGLF (“Cancellation”). Subsequent to the Cancellation, Mr. Sawarynski will hold 6,000,000 shares of common stock of NGLF.

On May 19, 2010, the transactions were completed and resulted in a change in control of NGLF, with Idle Media, LLC owning 40,000,000 shares of common stock of NGLF, out of a total of 58,483,250 issued and outstanding shares, after giving effect to the Exchange and Cancellation. Also, Marcus Frasier and Kyle Reilly were elected directors of NGLF and appointed as its executive officers. As a result of the Exchange Agreement, (i) DP became a wholly-owned subsidiary of NGLF and (ii) NGLF succeeded to the business of DP as its sole business. Accordingly, on February 23, 2010, NGLF amended its articles of incorporation in the State of Nevada to change its name from “National Golf Emporium, Inc.” to “Idle Media, Inc.”

For accounting purposes, the acquisition of Datpiff, LLC by Idle Media, Inc. has been recorded as a reverse acquisition of a public company and recapitalization of Datpiff, LLC based on the factors demonstrating that Datpiff, LLC represents the accounting acquirer. Idle Media, Inc. changed its business direction and now develops and manages a website of free mixtapes for consumers to download music from new and upcoming artists.

Principles of Consolidation

The consolidated financial statements include the accounts of Idle Media, Inc. (Nevada corporation), its wholly-owned subsidiary Datpiff, LLC (Pennsylvania limited liability company) and Idle Media, LLC, a Variable Interest Entity (VIE) in which the Company is the primary beneficiary.  The Company’s aggregate risk of loss related to this entity is $415,708 and $222,045 as of September 30, 2011 and 2010, respectively, which consisted of intercompany receivables from Idle Media, LLC due to the Company.  All significant inter-company balances and transactions have been eliminated. Idle Media, Inc., Idle Media, LLC, and Datpiff, LLC will be collectively referred herein to as the “Company”.

Restatement

Upon completion of the Company’s June 30, 2012 financial statements, accounting errors were discovered that required the restatement of amounts previously reported as of September 30, 2011.  The Company’s financial statements as of September 30, 2011 included amounts related to improper cut-off and for income tax provisions that were improperly calculated.  Additionally, during 2010, it was determined that Idle Media LLC as a VIE should have been consolidated because the Company was the primary beneficiary.  The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 did not include the balance sheet accounts, member transactions, or results of operations of Idle Media LLC.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

The following is a summary of the impact of these restatements on the Company’s Consolidated Balance Sheet at September 30, 2011:

	September 30, 2011
	As previously	Error
	reported	correction		As restated
Deferred tax asset	$67,029	$(67,029)	(a)	$-

Total current assets	$1,473,795	$(67,029)	(a)	$1,406,766

Accounts payable	$85,738	$56,440	(b)	$142,178
Accrued expenses and other current liabilities	$769,303	$(86,782)	(a)	$682,521

Total current liabilities	$870,149	$56,440	(b)	$839,807
		$(86,782)	(a)

(a)		To correct errors in income tax provisions based on restated net income before provision for income taxes.

(b)		To correct errors consisting of improper cut-off of expenses attributable to Datpiff, LLC.

The following is a summary of the impact of these restatements on the Company’s Consolidated Balance Sheet at September 30, 2010:

September 30, 2010
	As previously	Error
	reported	correction		As restated
Cash	$381,494	$33,262	(a)	$461,404
		$46,648	(b)
Accounts receivable	$266,087	$(2,082)	(a)	$212,407
		$(51,598)	('c)
Total current assets	$647,581	$31,180	(a)	$673,811
		$46,648	(b)
		$(51,598)	('c)

Accounts payable	$72,248	$54,400	('c)	$108,617
		$(18,031)	(d)
Deferred revenue	$10,224	$11,958	(e)	$22,182
Accrued expenses and other current liabilities	$185,765	$30,860	(a)	$234,670
		$(17,955)	(f)
		$36,000	(g)
Total current liabilities	$268,237	$30,860	(a)	$365,469
		$54,400	('c)
		$(18,031)	(d)
		$11,958	(e)
		$(17,955)	(f)
		$36,000	(g)

Additional paid-in capital	$6,000	$(6,000)	(h)	$17,223
		$17,223	(k)
Notes receivable- related party	$(222,045)	$222,045	(i)	$-
Retained earnings	$636,601	$(1,710)	(h)	$576,237
		$(117,118)	(j)
		$58,464	(l)
Non-controlling interest	$-	$(243,906)	(a)	$(243,906)
Total stockholders' equity	$479,039	$(243,906)	(a)	$408,037
		$(7,710)	(h)
		$222,045	(i)
		$(117,118)	(j)
		$17,223	(k)
		$58,464	(l)

To correct errors consisting of improper cut-off of expenses attributable to Idle Media, LLC.
(a)

(b) To include additional cash accounts held by Idle Media, Inc.

('c)	To correct errors consisting of improper cut-off attributable to Datpiff, LLC.

(d)	To correct errors consisting of improper cut-off attributable to Idle Media, Inc.
(e)	To allocate and recognize additional deferred revenue attributable to Idle Media, LLC.

(f)	Additional amount of income taxes payable recognized due to an increase in reportable net income.

(g)	To accrue rent not recorded.

(h)	To correct errors within the equity accounts attributable to member contributions and draws within Datpiff, LLC.

(i)	To eliminate intercompany notes receivable.

(j)	Changes in net income attributable to error corrections related to Idle Media, Inc., Datpiff, LLC, and Idle Media, LLC.

(k)	To recognize settlement of a related party debt.

(l)	To correct errors associated with the reverse acquisition and recapitalization.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

The following is a summary of the impact of these restatements on the Company’s Consolidated Income Statement for the fiscal year ended September 30, 2011:

	September 30, 2011
	As previously	Error
	reported	correction		As restated
Advertising and sponsorship revenue	$2,265,315	$284,937	(a)	$2,550,252
Subscriptions and gaming revenue	$48,190	$279,334	(a)	$327,524
Other revenue	$485	$14,273	(a)	$14,758
Total revenue	$2,313,990	$578,544	(a)	$2,892,534

Cost of sales	$840,100	$325,607	(a)	$1,222,147
		$56,440	(b)
Gross profit	$1,473,890	$252,937	(a)	$1,670,387
		$(56,440)	(b)
Selling, general and administrative	$671,401	$427,677	(a)	$1,099,078
Research and development	$20,807	$2,539	(a)	$23,346
Total operating expenses	$727,904	$430,216	(a)	$1,158,120
Provision for income taxes	$(261,095)	$19,754	(c)	$(241,341)
Net income	$484,891	$(177,279)	(a)	$270,926
		$(56,440)	(b)
		$19,754	(c)
Net income attributable to Idle Media, Inc.	$307,613	$177,278	(a)	$448,204
		$(56,440)	(b)
		$19,753	(c)
(a)	To consolidate revenue and expenses from Idle Media, LLC.

(b)	To correct errors consisting of improper cut-off of expenses attributable to Datpiff, LLC.

(c)	To correct errors in income tax provisions based on restated net income before provision for income taxes.

The following is a summary of the impact of these restatements on the Company’s Consolidated Income Statement for the fiscal year ended September 30, 2010:

Year ended September 30, 2010
	As previously	Error
	reported	correction		As restated
Advertising and sponsorship revenue	$1,361,984	$9,760	(a)	$1,755,528
		$1,569	(b)
		$382,215	(h)
Subscriptions and gaming revenue	$63,539	$404,472	(h)	$468,011
Other revenue	$-	$1,771	('c)	$126,488
		$124,717	(h)
Total revenue	$1,425,523	$9,760	(a)	$2,350,027
		$1,569	(b)
		$1,771	('c)
		$911,404	(h)

Cost of sales	$-	$58,012	(a)	$494,078
		$384,498	(d)
		$51,568	(h)

Selling, general and administrative	$113,237	$(2,039)	(a)	$640,046
		$1,771	('c)
		$14,740	(e)
		$(4,610)	(f)
		$516,947	(h)
Depreciation and amortization	$-	$3,777	(f)	$3,777
Impairment of asset	$-	$833	(f)	$833
Total operating expenses	$493,235	$(2,039)	(a)	$640,156
		$(384,498)	(d)
		$1,771	('c)
		$14,740	(e)
		$516,947	(h)

Net income before provision for income taxes	$932,288	$(46,213)	(a)	$1,215,793
		$1,569	(b)
		$(14,740)	(e)
		$342,889	(h)
Provision for income taxes	$(185,765)	$17,955	(g)	$(167,810)

Net income	$746,523	$(46,213)	(a)	$1,047,983
		$1,569	(b)
		$(14,740)	(e)
		$17,955	(g)
		$342,889	(h)
Net income attributed to non-controlling interest	$-	$342,889	(h)	$342,889

Net income attributable to Idle Media, Inc.	$746,523	$(46,213)	(a)	$705,094
		$1,569	(b)
		$(14,740)	(e)
		$17,955	(g)
(a)	To correct errors consisting of improper cut-off of expenses attributable to Datpiff, LLC

(b)	To recognize sales returns.

('c)	To reclassify revenue from foreign currency transactions that originally decreased general and administrative costs to other revenue.

(d)	To reclassify cost of sales previously reported as general and administrative costs.

(e)	To correct errors attributable to improper cut-off attributable to Idle Media, Inc.

(f)	To reclassify depreciation and asset impairment expenses from general and administrative expenses.

(g)	To correct errors in income tax provisions based on restated net income before provision for income taxes.

(h)	To consolidate revenues and expenses from Idle Media, LLC with the Company.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

The following is a summary of the impact of these restatements on the Company’s Consolidated Statements of Equity for the fiscal years ended September 30, 2011, 2010, and 2009:

	As previously	Error
	reported	correction		As restated
Balance September 30, 2009 - Retained earnings	$107,199	$(1)	(b)	$107,198
Balance September 30, 2009 - Non-controlling interest	$-	$(21,326)	(a)	$(21,326)
Balance September 30, 2009 - Total Stockholder's Equity	$147,199	$(21,326)	(a)	$125,872
		$(1)	(b)
Distributions - 2010	$(166,824)	$(1,710)	('c)	$(168,534)
Noncontrolling interest distributions - 2010	$-	$(565,469)	(a)	$(565,469)
Donated capital - 2010	$6,000	$(6,000)	(d)	$-
Settlement of related party advance - 2010	$(17,222)	$(1)	(b)	$17,223
		$34,446	(j)
Notes receivable due from related party - 2010	$(222,045)	$222,045	(e)	$-
Net income attributable to Idle Media, Inc. - 2010	$746,523	$(46,213)	(f)	$705,094
		$1,569	(g)
		$(14,740)	(h)
		$17,955	(i)
Net income attributable to noncontrolling interest - 2010	$-	$342,889	(a)	$342,889
Balance September 30, 2010 - Additional paid-in capital	$6,000	$(6,000)	(d)	$-
Balance September 30, 2010 - Notes receivable related party	$(222,045)	$222,045	(e)	$-
Balance September 30, 2010 - Retained earnings	$636,601	$(2)	(b)	$576,237
		$(1,710)	('c)
		$(46,213)	(f)
		$1,569	(g)
		$(14,740)	(h)
		$17,955	(i)
		$(17,223)	(j)
Balance September 30, 2010 - Noncontrolling interest	$-	$(243,906)	(a)	$(243,906)
Balance September 30, 2010 - Total Stockholder's Equity	$479,039	$(243,906)	(a)	$408,037
		$(2)	(b)
		$(1,710)	('c)
		$(6,000)	(d)
		$222,045	(e)
		$(46,213)	(f)
		$1,569	(g)
		$(14,740)	(h)
		$17,955	(i)
Net income attributable to Idle Media, Inc. - 2011	$484,891	$(36,687)	(i)	$448,204
Net income - 2011	$307,613	$(36,687)	(i)	$270,926
Balance September 30, 2011 - Retained earnings	$1,058,782	$(36,687)	(i)	$1,022,095
Balance September 30, 2011 - Total Stockholder's Equity	$685,883	$(36,687)	(i)	$649,196
(a)	To correct errors consisting of improper cut-off of expenses attributable to Idle Media, LLC

(b)	Rounding difference.

('c)	To properly record member distribution originally recorded as an expense.

(d) Expense reclassified from member contribution.

(e)	To reflect notes receivable due to Idle Media, LLC. as and intercompany transaction that was eliminated during consolidation.

(f)	To correct errors attributable to improper cut-off within Datpiff, LLC.

(g)	To recognize sales returns.

(h)	To correct errors attributable to improper cut-off within Idle Media, Inc.

(i)	To correct errors in income tax provisions based on restated net income before provision for income taxes.

(j)	To properly record settlement of related party payable originally recorded in retained earnings.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

The following is a summary of the impact of these restatements on the Company’s Consolidated Statement of Cash Flows for the fiscal years ended September 30, 2011:

	September 30, 2011
	As previously	Error
	reported	correction		As restated
Net income	$484,891	$(177,278)	(a)	$270,926
		$(56,440)	(c)
		$19,753	(b)
Net income (loss) attributable to non-controlling interests	$(177,278)	$177,278	(a)	$-
Deferred tax asset	$(60,122)	$60,122	(b)	$-
Accounts payable	$(22,879)	$56,440	(c)	$33,561
Accrued expenses	$527,726	$(79,875)	(b)	$447,851

(a) To consolidate activities attributable to Idle Media, LLC.

(b) To correct errors in income tax provisions based on restated net income before provision for income taxes.

(c) To correct errors consisting of improper cut-off of expenses attributable to Datpiff, LLC

The following is a summary of the impact of these restatements on the Company’s Consolidated Statement of Cash Flows for the fiscal years ended September 30, 2010:

Year ended September 30, 2010
	As previously	Error
	reported	correction		As restated
Net income	$ 746,523	$ (46,213)	(a)	$ 1,047,983
		$ 1,569	(b)
		$ (14,740)	('c)
		$ 17,955	(d)
		$ 342,889	(e)

Accounts receivable	$ (145,666)	$ 2,081	(a)	$ (89,592)
		$ 53,993	('c)
Accounts payable	$ 14,429	$ 37,554	(a)	$ 33,952
		$ (18,031)	('c)
Deferred revenue	$ (4,123)	$ (7,069)	(f)	$ (11,192)
Accrued expenses and other current liabilities	$ 185,765	$ 30,860	(e)	$ 234,670
		$ (17,955)	(d)
		$ 36,000	(g)
Net cash provided by operating activities	$ 797,038	$ (6,577)	(a)	$ 1,215,931
		$ 1,569	(b)
		$ 21,221	('c)
		$ 373,749	(e)
		$ (7,069)	(f)
		$ 36,000	(g)
$-
Payments for notes receivable-related party	$ (222,045)	$ 222,045	(h)	$ -
Purchase of intangible assets	$ (103,472)	$ 250	(e)	$ (103,222)
Net cash used in investing activities	$ (325,517)	$ 250	(e)	$ (103,222)
		$ 222,045	(h)

Distributions	$ (166,824)	$ (1,710)	(i)	$ (168,534)
Distributions to non-controlling interest holders	$ -	$ (565,469)	(e)	$ (565,469)
Donated capital	$ 6,000	$ (6,000)	(j)	$ -
Net cash used in financing activities	$ (160,721)	$ (1,710)	(i)	$ (733,900)
		$ (565,469)	(e)
		$ (6,000)	(j)

Net increase in cash	$ 310,800	$ (6,577)	(a)	$ 378,809
		$ 1,569	(b)
		$ 21,221	('c)
		$ (191,470)	(e)
		$ (7,069)	(f)
		$ 36,000	(g)
		$ 222,045	(h)
		$ (1,710)	(i)
		$ (6,000)	(j)
(a)	To correct errors consisting of improper cut-off of expenses attributable to Datpiff, LLC

(b)	To reallocate sales returns from Datpiff, LLC to Idle Media, LLC.

('c)	To correct errors attributed to improper cut-off with in Idle Media, Inc.

(d)	To correct errors in income tax provisions based on restated net income before provision for income taxes.

(e)	To recognize consolidated activities attributable to Idle Media, LLC.

(f)	To allocate and recognize additional deferred revenue attributable to Idle Media, LLC.

(g)	To accrue rent not recorded.

(h)	To eliminate intercompany accounts in consolidation of Idle Media, LLC.

(i)	To properly record a member distribution originally recorded as an expense.

(j) Expense reclassified from member contribution.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Variable Interest Entity

Effective January 1, 2009, the Consolidation Topic, ASC 810-10-45-16, revised the accounting treatment for non-controlling minority interests of partially-owned subsidiaries.  Non-controlling interests represents the allocation of earnings to the VIE owners who are not at risk for the majority of losses of the VIE, which have been accounted for using the consolidation method of accounting.

Management’s determination of the appropriate accounting method with respect to the Company’s variable interests is based on accounting standards for VIEs issued by the Financial Accounting Standards Board (“FASB”). The Company consolidates any VIEs in which it is the primary beneficiary and discloses significant variable interests in VIEs of which it is not the primary beneficiary, if any.

The operations of Idle Media, LLC have been consolidated by the Company due to the Company’s power to direct the activities of the entity, through common management, that would significantly impact its economic performance and the obligation to absorb potentially significant losses or the rights to receive potentially significant benefits from this entity. The Company evaluates its primary beneficiary designation on an ongoing basis and will assess the appropriateness of the VIE’s status when events have occurred that would trigger such an analysis.

As of September 30, 2011 and 2010, Idle Media, LLC had the following assets and liabilities included in the Consolidated Balance Sheet:

	September 30, 2011	September 30, 2010
Total current assets	$(6,663)	$31,181
Total assets	$(6,663)	$31,181
Total current liabilities	$441,942	$275,087
Total liabilities	$441,942	$275,087

As of September 30, 2011 and 2010 payables to the Company of $415,708 and $222,045, respectively, were eliminated during consolidation.

Cash and cash equivalents

For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.

Accounts receivable

The Company uses the allowance method to account for uncollectible accounts receivable. Accounts receivable are presented net of an allowance for doubtful accounts of $0 and $0 as of September 30, 2011 and 2010, respectively.

Intangible assets

The Company capitalizes the costs related to the purchase of software to be used for operations. Amortization is provided over the estimated useful lives of 3 years using the straight-line method for financial statement purposes

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

The Company capitalizes the costs associated with the development of the Company’s website pursuant to ASC Topic 350. Other costs related to the maintenance of the website are expensed as incurred. Amortization is provided over the estimated useful lives of 3 years using the straight-line method for financial statement purposes.

The Company reviews the carrying value of intangible assets for impairment whenever events and circumstances indicate that the carrying value may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to the amount by which the carrying value exceeds the fair value. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition and other economic factors. Based on this assessment there was no impairment as September 30, 2011 or 2010.

	September 30, 2011	September 30, 2010
Software	$118,572	$103,472
Less: accumulated amortization	(38,687)	(3,777)
Intangible assets, net	$79,885	$99,695

Amortization expense charged to operations was $34,910 and $3,777 for the years ended September 30, 2011 and 2010, respectively.

Fair value of financial instruments

The Company adopted the provisions of Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures. ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, prepaid expenses, accounts payable and accrued expenses, and deferred revenue, approximate their fair market value based on the short-term maturity of these instruments. The Company did not identify any other assets or liabilities that are required to be presented in the consolidated balance sheets at fair value in accordance with ASC 820.

Revenue recognition

We recognize revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided; (3) the collection of our fees is reasonably assured; and (4) the amount of fees to be paid is fixed or determinable.  For online sales, the products or services are considered delivered at the time the products or services are made available, digitally, to the end user.

We generate revenues through music download subscriptions available on our website, sales of virtual currency within our online gaming platforms, and the sale of advertising on the Company’s websites.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

Music Subscriptions and Online Game

We operate our games as live services that allow players to play for free. Within these games, players can purchase virtual currency to obtain virtual goods to enhance their game-playing experience. Players can pay for our virtual currency using credits or other payment methods such as credit cards or PayPal. Payments received from our on-line customers are non-refundable.  Revenue from sales of virtual currency is recognized at the time the product is made available, digitally, to the end user.

Artists and DJs pay for downloading of their music without restriction and also provide more prominent placement on the Company’s website (sponsorship/features). Our music subscriptions are paid in advance, typically for monthly, quarterly or annual duration. Subscription revenue is recognized ratably over the related subscription time period.

We estimate chargebacks from third-party payment processors to account for potential future chargebacks based on historical data and record such amounts as a reduction of revenue.

Advertising

We have contractual relationships with agencies, advertising brokers and certain advertisers for advertisements within our games. We recognize advertising revenue for branded virtual goods and sponsorships, engagement advertisements and offers, mobile advertisements and other advertisements as advertisements are delivered to customers as long as evidence of the arrangement exists, the price is fixed or determinable, and we have assessed collectability as reasonably assured. Price is determined to be fixed or determinable when there is a fixed price in the applicable evidence of the arrangement, which may include a master contract, insertion order, or a third party statement of activity. For branded virtual goods and sponsorships, we determine the delivery criteria has been met based on delivery information from our internal systems. For engagement advertisements and offers, mobile advertisements, and other advertisements, delivery occurs when the advertisement has been displayed or the offer has been completed by the customer, as evidenced by third party verification reports supporting the number of advertisements displayed or offers completed.

Stock-based compensation

The Company records stock based compensation in accordance with the guidance in ASC Topic 718 which requires the Company to recognize expense related to the fair value of its employee stock option awards. This eliminates accounting for share-based compensation transactions using the intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

Earnings per share

The Company follows ASC Topic 260. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation. As of September 30, 2011 and 2010, the Company did not have any common stock equivalents.

Concentrations

For the years ended September 30, 2011 and 2010, two customers accounted for approximately 48% of sales and five customers accounted for approximately 75% of the sales, respectively.  As of September 30, 2011 and 2010, four customers accounted for 76% of the accounts receivable balance and four customers accounted for 80% of the accounts receivable balance, respectively.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

Income taxes

The Company follows ASC Topic 740 for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company applies a more-likely-than-not recognition threshold for all tax uncertainties. ASC Topic 740 only allows the recognition of those tax benefits that have a greater than fifty percent likelihood of being sustained upon examination by the taxing authorities. As of September 30, 2010, the Company reviewed its tax positions and determined there were no outstanding, or retroactive tax positions with less than a 50% likelihood of being sustained upon examination by the taxing authorities, therefore this standard has not had a material effect on the Company.

The Company does not anticipate any significant changes to its total unrecognized tax benefits within the next 12 months.

The Company classifies tax-related penalties and net interest as income tax expense. The Company has recognized $241,341 and $167,810 as income tax expense for the periods ended September 30, 2011 and 2010, respectively.

Recent pronouncements

In December 2011, The FASB issued Accounting Standards Update 2011-11, "Disclosures about Offsetting Assets and Liabilities." This update requires entities to disclose both gross information and net information about instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The scope of this update includes derivatives, sale and repurchase agreements and reverse sale and repurchase agreements and securities borrowing and lending arrangements. The Company is required to adopt this update retrospectively for periods beginning after January 1, 2013. The adoption of this accounting standard update will become effective for the reporting period beginning January 1, 2013. Management does not anticipate that adoption will have a material impact on the Company's consolidated financial position, results of operations or cash flows.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the SEC did not, or are not believed by management to, have a material impact on the Company's present or future financial position, results of operations or cash flows.

NOTE 2 – DEFERRED REVENUE

As of September 30, 2011 and September 30, 2010, the Company had deferred revenue of $15,109 and $22,182, respectively. Deferred revenue is mainly related to subscription revenue which is recognized by the Company over the life of the subscription.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

NOTE 3 – FIXED ASSETS, NET

Fixed assets, net, consisted of the following:

	September 30, 2011	September 30, 2010
Computer equipment	$3,138	$-
Less: accumulated deprecation	(786)	-
Property, plant and equipment, net	$2,352	$-

Depreciation expense charged to operations was $786 and $- for the years ended September 30, 2011 and 2010, respectively.

NOTE 4 – ACCRUED EXPENSES AND OTHER CURRENT LIAIBILITIES

Accrued expenses and other liabilities consisted of the following:

	September 30, 2011	September 30, 2010
Rent payable	$51,000	$36,000
Accrued payroll	222,370	30,860
Tax payable	409,151	167,810
Accrued expenses and other current liabilities	$682,521	$234,670

NOTE 5 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 10,000,000 shares of its $0.001 par value preferred stock.

Common Stock

The Company is authorized to issue 100,000,000 shares of its $0.001 par value common stock.

On May 19, 2010, Idle Media, Inc. completed its Stock Exchange Agreement and Plan of Reorganization with Idle Media, LLC and acquired 1,000 membership units, constituting all of the issued and outstanding membership units of Datpiff, LLC and issued 40,000,000 restricted shares of common stock of the Company to Idle Media, LLC. In connection with the Stock Exchange Agreement, a principal shareholder cancelled 63,000,000 of his 69,000,000 shares upon the close of the transaction. The transaction resulted in a change of control and management of Datpiff, LLC became the management of the Company. For accounting purposes, the acquisition of Datpiff, LLC by Idle Media, Inc. has been recorded as a reverse acquisition of a public company and recapitalization of Datpiff, LLC based on the factors demonstrating that Datpiff, LLC represents the accounting acquirer. (See Note 1)

As of September 30, 2011, there have been no other issuances of preferred and/or common stock.
As of September 30, 2011, member distributions from Idle Media, Inc. were $2,346.  As of September 30, 2010, member distributions were $168,534.

As of September 30, 2011, member distributions from Idle Media, LLC were $27,421.  As of September 30, 2010, member distributions were $565,469.

NOTE 6 – WARRANTS AND OPTIONS

As of September 30, 2011 and September 30, 2010, there were no warrants or options outstanding to acquire any additional shares of common stock.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

NOTE 7 – AGREEMENTS

In November 2011, the Company entered into a service agreement with a vendor for a period of one year which automatically renews for additional one year periods. The agreement can be terminated by either party within 30 – 60 days prior to the anniversary of the date of the agreement. The minimum monthly payment is $3,475. The minimum monthly payments do not include overage charges if the monthly volume is in excess of the specified amounts. The future minimum payments for the next twelve months are $41,700.

In May 2011, the Company entered into a service agreement with a vendor for a period of one year which automatically renews for additional one year periods. The agreement can be terminated by either party if notice is provided more than 30 days prior to the anniversary of the date of the agreement. The minimum monthly payment is $6,800. The minimum monthly payments do not include overage charges if the monthly volume is in excess of the specified amounts.

In May 2011, the Company entered into a service agreement with a vendor for a period of one year. Vendor will make a payment to the Company equal to a total of $650 per day and various other fees (depending on the site) during the time of an advertisement campaign. .

During the year ended September 30, 2010 the Company has recorded a total of $68,458 in accounts payable which include disputed billings totaling $56,440 from the vendor for lack of service.  During April 2010, the Company replaced this vendor with a different vendor that provides similar services.  As of September 30, 2011 and 2010 payables to the new vendor are $25,025 and $12,568 , respectively.

NOTE 8 – RELATED PARTY TRANSACTIONS

On June 15, 2010, a related party forgave $17,223 of related party advances and the Company considered it donated capital and recorded it to additional paid-in capital.

During the year ended September 30, 2011, the Company recorded rent for their office space that was paid to the President of the Company.  Monthly rent is $3,000.  Rent expense of $36,000 was recorded for both September 30, 2011 and 2010, respectively.  Subsequently, in May of 2012 the Company entered into an Agreement of Sale to purchase the office building from the President of the Company for the appraised value of $170,000. As of June 6, 2012, the sale has not closed.  The Company will continue to make lease payments in the amount of three-thousand ($3,000) per month until the sale closes.

NOTE 9 – INCOME TAXES

The Company provides for income taxes under FASB ASC 740, Accounting for Income Taxes. FASB ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

FASB ASC 740 requires the reduction of deferred tax assets by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company’s opinion, at September 30, 2011 and 2010, the Company determined that a valuation allowance is not needed to reduce deferred tax assets as the Company will generate sufficient taxable income in the future to fully utilize the net deferred tax asset.  The total deferred tax liability, net of tax asset is $328,124 which is calculated by multiplying a 35% estimated tax rate by the cumulative net operating income adjusted for the following items:

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

	2011	2010
Net income before taxes	$512,267	$1,215,793
Adjustments:
Excluded Income pre-reverse merger (permanent)	-	(393,026)
Disregarded entity (permanent)	177,278	(342,889)
Meals and entertainment		(420)
Income subject to tax	689,545	479,458
Tax rate	35%	35%
Provision for income taxes	$241,341	$167,810
Current deferred tax asset	-	-
Income tax liability, net of tax asset(s)	(241,341)	(167,810)
Income tax expense	241,341	167,810

The components of the deferred tax assets and liabilities consist of the following:

For the period ended December 31,	2011	2010
Deferred tax asset	$ -	$ -
Valuation allowance	-	-
Current taxes payable, net of tax asset	(241,341)	(167,810)
Income tax expense	$ (241,341)	$ (167,810)

As of September 30, 2011, the Company does not have a federal net operating loss carryforward.

NOTE 10 – CONTINGENCIES

Our wholly-owned subsidiary, DatPiff, LLC, was named in a complaint filed on July 9, 2012 in the United States District Court for the Southern District of New York by Robert Hall, P/K/A “Lord Finesse”, that alleges copyright infringement, unfair competition, unjust enrichment, interference, deceptive trade practices, and a number of related state law claims.  The Company does not believe there is any merit to these allegations and will vigorously defend this action.

NOTE 11 – SUBSEQUENT EVENTS

On April 23, 2012, the Company purchased from Idle Media, LLC website assets, with a historical book value of $- on the purchase date, for a cash payment of $50,000.  The sale was recorded as a distribution under GAAP because the book value was $-.

In May, 2012 the Company entered into an Agreement of Sale to purchase the office building from the President and CEO Marcus Frasier for the appraised value of $170,000. As of September 17, 2012, the sale has closed.

On July 9, 2012, the Board of Directors nominated and appointed Raphael P. Haddock, the Company’s Chief Operating Officer, as Chief Financial Officer, Secretary and a member of the Board of Directors. In conjunction with this appointment, Craig DeFranco, was reassigned from Chief Financial Officer to the position of Principal Accounting Officer of the Company. In addition, Kyle Reilly resigned as a member of the Board of Directors and as Secretary of the Company. Mr. Reilly will continue to serve as an employee of the Company.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2011 AND 2010

On August 14, 2012, the Company entered into an employment agreement with its CEO.  The employment agreement is on-going and automatically renews every three years.  As consideration the Company will pay an annual base salary of $390,000 and issue a total of 6,000,000 stock options in 2,000,000 blocks over the next three years.  The exercise price for the options shall be $0.50 per share for the first 2,000,000 options issued, $1.00 per share for the second 2,000,000 options issued, and $2.00 per share for the final 2,000,000 options issued.  The estimated fair value of these options at the grant date was estimated to be $1,686,600 and was determined using the Black-Scholes option pricing model with an expected life of three years, a risk free interest rate of 0.39%, a dividend yield of 0%, and expected volatility of 197.64%.

On August 14, 2012, the Company entered into an employment agreement with its COO and CFO.  The employment agreement is on-going and automatically renews every year.  As consideration the Company will pay an annual base salary of $195,000 and issue a total of 5,263,493 restricted shares of the Company’s common stock to become saleable in 1,754,498 blocks over the next three years if the Company’s market value reached specific indicators.  The fair value of these shares at the grant date was $1,736,953 ($0.33/share) and was determined using the market value on the grant date.

On August 29, 2012, the Company repurchased 4,000,000 of its common stock through a privately negotiated transaction for $200,000 ($0.05/share).

On September 21, 2012, the Company entered into an employment agreement with its Executive Vice President of Music. The employment agreement is on-going and automatically renews every year. As consideration the Company will pay an annual base salary of $80,000 and issue a total of 1,000,000 restricted shares of the Company’s common stock to become saleable in 333,333 blocks over the next three years if the Company’s market value reached specific indicators. The fair value of these shares at the grant date was $290,000 ($0.29/share) and was determined using the market value on the grant date.

IDLE MEDIA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (Restated)

	March 31,	September 30,
	2012	2011

ASSETS

Current assets:
Cash and cash equivalents	$954,886	$1,123,895
Accounts receivable	133,869	249,871
Prepaid expenses	60,000	33,000
Total current assets	1,148,755	1,406,766

Fixed assets, net	14,901	2,352
Intangible assets, net	60,123	79,885

Total assets	$1,223,779	$1,489,003

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$89,927	$142,178
Deferred revenue	15,512	15,108
Accrued expenses and other current liabilities	474,094	682,521
Total current liabilities	579,533	839,807

Total liabilities	579,533	839,807

Equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $.001 par value; 100,000,000 shares
authorized, 56,939,537 shares issued and outstanding at
September 30, 2011 and March 31, 2012, respectively	58,483	58,483
Additional paid-in capital	17,223	17,223
Retained earnings	1,141,905	1,022,095
Total Idle Media, Inc. stockholders' equity	1,217,611	1,097,801
Non-controlling interests	(573,365)	(448,605)
Total equity	644,246	649,196

Total liabilities and equity	$1,223,779	$1,489,003

The accompanying notes are an integral part of these condensed consolidated financial statements.

IDLE MEDIA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (Restated)

	Three months ended		Six months ended
	March 31,		March 31,
	2012	2011	2012	2011
Revenues:
Advertising and sponsorship revenue	$737,837	$649,290	$1,621,110	$1,165,683
Subscription and gaming revenue	50,927	73,225	97,708	145,520
Other revenue	1,114	4,156	20,834	6,407
Total revenue	789,878	726,671	1,739,652	1,317,610

Cost of sales	215,264	237,495	551,412	533,693
Gross Profit	574,614	489,176	1,188,240	783,917

Operating expenses:
Selling, general and administrative	578,696	224,089	947,855	350,127
Depreciation and amortization	10,420	8,840	20,659	17,508
Research and development	2,039	6,637	3,751	9,663
Total operating expenses	591,155	239,566	972,265	377,298
Net income before provision for income taxes	(16,541)	249,610	215,975	406,619
Provision for income taxes	5,789	(87,364)	(64,713)	(139,345)
Net income (loss)	(10,752)	162,246	151,262	267,274
Net (income) attributed to non-controlling interests	(14,011)	(21,674)	(31,081)	(8,490)
Net income (loss) attributed to Idle Media, Inc.	$(24,763)	$140,572	$120,181	$258,784
Basic and diluted income (loss) per common share:	$(0.00)	$0.00	$0.00	$0.01
Weighted average shares of common stock outstanding - basic and diluted	58,483,250	40,000,000	58,483,250	40,000,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

IDLE MEDIA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (Restated)

	Six Months Ended March 31,
	2012	2011
Cash flows from operating activities:
Net income	$151,262	$267,274
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	20,659	17,508
Changes in operating assets and liabilities:
Accounts receivable	116,002	30,738
Prepaid expenses	(27,000)	(9,000)
Accounts payable	(52,251)	(21,879)
Deferred revenue	404	8,819
Accrued expenses and other current liabilities	(208,427)	193,644
Net cash provided by operating activities	649	487,104

Cash flows from investing activities:
Purchase of fixed assets	(13,446)	(3,138)
Net cash used in investing activities	(13,446)	(3,138)

Cash flows from financing activities:
Net distributions	(371)	(2,346)
Distributions to non-controlling interests	(155,841)	(17,832)
Net cash used in financing activities	(156,212)	(20,178)
Net increase (decrease) in cash and cash equivalents	(169,009)	463,788
Cash and cash equivalents beginning of period	1,123,895	461,404
Cash and cash equivalents at end of period	$954,886	$925,192

Supplemental disclosure of cash flow information:
Cash payments for interest	$-	$-
Cash payments for income taxes	$-	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2012

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The condensed consolidated interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these condensed interim financial statements be read in conjunction with the financial statements of the Company for the year ended September 30, 2011 and notes thereto included in this Form 10. The Company follows the same accounting policies in the preparation of interim reports.

Results of operations for the interim period are not indicative of annual results.

Organization

The Company was incorporated under the laws of the State of Nevada on April 25, 2008 as National Golf Emporium, Inc. (“NGLF”). The Company was organized to create an online retail golf equipment store focusing on golf equipment and related items. Activities during the development stage include developing the business plan and raising capital.

On February 23, 2010, the Company amended its articles of incorporation and changed its name from National Golf Emporium, Inc. to Idle Media, Inc.

On March 18, 2010, Idle Media, Inc. entered into a Stock Exchange Agreement and Plan of Reorganization with Idle Media, LLC to acquire 1,000 membership units, constituting all of the issued and outstanding membership units of Datpiff, LLC in consideration for the issuance of 40,000,000 restricted shares of common stock of Idle Media, Inc. (“Exchange”). Closing of the Exchange Agreement was contingent upon Datpiff, LLC supplying audited financial statements of Datpiff, LLC, as required by Regulation S-X of the Securities Exchange Act of 1934, among other terms and conditions specified in the Stock Exchange Agreement.

In connection with the Stock Exchange Agreement, Bryan Sawarynski, the Principal NGLF Shareholder, holding 69,000,000, or approximately 85%, of the 81,483,250 total issued and outstanding common stock of NGLF, agreed to cancel his ownership of 63,000,000 common shares of NGLF (“Cancellation”). Subsequent to the Cancellation, Mr. Sawarynski will hold 6,000,000 shares of common stock of NGLF.

On May 19, 2010, the transactions were completed and resulted in a change in control of NGLF, with Idle Media, LLC owning 40,000,000 shares of common stock of NGLF, out of a total of 58,483,250 issued and outstanding shares, after giving effect to the Exchange and Cancellation. Also, Marcus Frasier and Kyle Reilly were elected directors of NGLF and appointed as its executive officers. As a result of the Exchange Agreement, (i) DP became a wholly-owned subsidiary of NGLF and (ii) NGLF succeeded to the business of DP as its sole business. Accordingly, on February 23, 2010, NGLF amended its articles of incorporation in the State of Nevada to change its name from “National Golf Emporium, Inc.” to “Idle Media, Inc.”

For accounting purposes, the acquisition of Datpiff, LLC by Idle Media, Inc. has been recorded as a reverse acquisition of a public company and recapitalization of Datpiff, LLC based on the factors demonstrating that Datpiff, LLC represents the accounting acquirer. Idle Media, Inc. changed its business direction and now develops and manages a website of free mixtapes for consumers to download music from new and upcoming artists.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2012

Principles of Consolidation

The consolidated financial statements include the accounts of Idle Media, Inc. (Nevada corporation), and its wholly-owned subsidiary Datpiff, LLC (Pennsylvania limited liability company) and Idle Media, LLC which was treated as a Variable Interest Entity (VIE) because the Company is the primary beneficiary. The Company’s aggregate risk of loss related to this entity is $580,522 and $415,708 as of March 31, 2012 and September 30, 2011, respectively which consist of intercompany receivables from Idle Media, LLC due to the Company. All significant inter-company balances and transactions have been eliminated. Idle Media, Inc., Idle Media, LLC, and Datpiff, LLC will be collectively referred herein to as the “Company”.

The consolidated financial statements include the accounts of the Company and Idle Media LLC, its variable interest entity ("VIE") in which the Company is the primary beneficiary. Effective October 1, 2009, the Company adopted the accounting standards for non-controlling interests and reclassified the equity attributable to its non-controlling interests as a component of equity in the accompanying consolidated balance sheets.

Restatement

Upon completion of the Company’s June 30, 2012 financial statements, accounting errors related to accounts payable and income tax provisions were discovered that required the restatement of amounts previously reported.   Additionally, during 2010, it was determined that Idle Media LLC as a VIE should have been consolidated because the Company was the primary beneficiary.

The following is a summary of the impact of these restatements on the Company’s Consolidated Balance Sheet at March 31, 2012:

	March 31, 2012
	As previously	Error
	reported	correction		As restated
Deferred tax assets	$45	$(45)	(a)	$-
Total current assets	$1,148,801	$(46)	(a)	$1,148,755

Accounts payable	$33,487	$56,440	(b)	$89,927
Accrued expenses and other current liabilities	$493,893	$(19,799)	(a)	$474,094
Total current liabilities	$542,892	$(19,799)	(a)	$579,533
		$56,440	(b)

Retained earnings	$1,178,592	$19,753	(a)	$1,141,905
		$(56,440)	(b)
Total stockholders' equity	$680,933	$19,753	(a)	$644,246
		$(56,440)	(h)

(a)		To correct errors in income tax provisions based on restated net income before provision for income taxes.
(b)		To correct errors consisting of incorrect cut off of expenses attributable to Datpiff, LLC.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2012

The following is a summary of the impact of these restatements on the Company’s Consolidated Statements of Operations for the three and six months ended March 31, 2012:

	For the three months ending March 31, 2012
	As previously	Error
	reported	correction		As restated
Advertising and sponsorship revenue	$737,838	$(1)	(a)	$737,837
Subscriptions and gaming revenue	$47,192	$3,735	(a)	$50,927
Other revenue	$240	$874	(a)	$1,114
Total revenue	$785,270	$4,608	(a)	$789,878

Cost of sales	$215,106	$158	(a)	$215,264
Gross profit	$570,164	$4,450	(a)	$574,614

Selling, general and administrative	$588,256	$(9,560)	(a)	$578,696
Total operating expenses	$600,715	$(9,560)	(a)	$591,155
Net income (loss) before provision for income taxes	$(30,551)	$14,010	(a)	$(16,541)
Provision for income taxes	$45	$5,744	(b)	$5,789
Net income (loss)	$(30,506)	$14,010	(a)	$(10,752)
		$5,744	(b)
Net income (loss) attributable to Idle Media, Inc.	$(16,495)	$(14,011)	(a)	$(24,763)
		$5,743	(b)

(a)	To recognize those activities attributable to Idle Media, LLC.

(b)	To correct errors in income tax provisions based on restated net income before provision for income taxes.

	For the six months ending March 31, 2012
	As previously	Error
	reported	correction		As restated
Advertising and sponsorship revenue	$1,615,433	$5,677	(a)	$1,621,110
Subscriptions and gaming revenue	$90,905	$6,803	(a)	$97,708
Other revenue	$4,381	$16,453	(a)	$20,834
Total revenue	$1,710,719	$28,933	(a)	$1,739,652

Cost of sales	$551,024	$388	(a)	$551,412
Gross profit	$1,159,695	$28,545	(a)	$1,188,240

Selling, general and administrative	$950,826	$(2,971)	(a)	$947,855
Research and development	$3,316	$435	(a)	$3,751
Total operating expenses	$974,801	$(2,536)	(a)	$972,265
Net income (loss) before provision for income taxes	$184,894	$31,081	(a)	$215,975
Net income (loss)	$120,181	$31,081	(a)	$151,262
Net income (loss) attributable to Idle Media, Inc.	$151,262	$(31,081)	(a)	$120,181

(a)		To recognize those activities attributable to Idle Media, LLC.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2012

The following is a summary of the impact of these restatements on the Company’s Consolidated Statements of Operations for the three and six months ended March 31, 2011:

	For the three months ending March 31, 2011
	As previously	Error
	reported	correction		As restated
Advertising and sponsorship revenue	$565,369	$83,921	(a)	$649,290
Subscriptions and gaming revenue	$-	$73,225	(a)	$73,225
Other revenue	$-	$4,156	(a)	$4,156
Total revenue	$565,369	$161,302	(a)	$726,671

Cost of sales	$174,686	$62,809	(a)	$237,495
Gross profit	$390,683	$98,493	(a)	$489,176

Selling, general and administrative	$147,270	$76,819	(a)	$224,089
Total operating expenses	$162,747	$76,819	(a)	$239,566
Net income (loss) before provision for income taxes	$227,936	$21,674	(a)	$249,610
Provision for income taxes	$(76,765)	$(10,599)	(b)	$(87,364)
Net income (loss)	$151,171	$21,674	(a)	$162,246
		$(10,599)	(b)
Net income (loss) attributable to Idle Media, Inc.	$172,845	$(21,674)	(a)	$140,572
		$(10,599)	(b)

(a)	To recognize those activities attributable to Idle Media, LLC.

(b)	To correct errors in income tax provisions based on restated net income before provision for income taxes..

	For the six months ending March 31, 2011
	As previously	Error
	reported	correction		As restated
Advertising and sponsorship revenue	$1,015,555	$150,128	(a)	$1,165,683
Subscriptions and gaming revenue	$-	$145,520	(a)	$145,520
Other revenue	$-	$6,407	(a)	$6,407
Total revenue	$1,015,555	$302,055	(a)	$1,317,610

Cost of sales	$399,681	$134,012	(a)	$533,693
Gross profit	$615,874	$168,043	(a)	$783,917

Selling, general and administrative	$193,114	$157,013	(a)	$350,127
Research and development	$7,124	$2,539	(a)	$9,663
Total operating expenses	$217,746	$159,552	(a)	$377,298
Net income (loss) before provision for income taxes	$398,128	$8,491	(a)	$406,619
Provision for income taxes	$(136,332)	$(3,013)	(b)	$(139,345)
Net income (loss)	$261,796	$8,491	(a)	$267,274
		$(3,013)	(b)
Net income (loss) attributable to Idle Media, Inc.	$270,286	$(8,490)	(a)	$258,784
		$(3,012)	(b)

(a)	To recognize those activities attributable to Idle Media, LLC.

(b)	To correct errors in income tax provisions based on restated net income before provision for income taxes.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2012

The following is a summary of the impact of these restatements on the Company’s Consolidated Statements of Cash Flows for the six months ended March 31, 2012 and 2011:

	March 31, 2012
	As previously	Error
	reported	correction		As restated
Net income	$120,181	$31,081	(a)	$151,262
Net (income) loss attributable to non-controlling interests	$31,081	$(31,081)	(a)	$-
Deferred tax asset	$66,984	$(66,984)	(b)	$-
Accrued expenses	$(275,410)	$66,983	(b)	$(208,427)

(a) To recognize those activities attributable to Idle Media, LLC.

(b) To correct errors in income tax provisions based on restated net income before provision for income taxes.

	March 31, 2011
	As previously	Error
	reported	correction		As restated
Net income	$261,796	$8,490	(a)	$267,274
		$(3,012)	(b)
Net (income) loss attributable to non-controlling interests	$8,490	$(8,490)	(a)	$-
Deferred tax asset	$6,907	$(6,907)	(b)	$-
Accrued expenses	$183,724	$9,920	(b)	$193,644

(a) To recognize those activities attributable to Idle Media, LLC.

(b) To correct errors in income tax provisions based on restated net income before provision for income taxes.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Revenue recognition

We recognize revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided; (3) the collection of our fees is reasonably assured; and (4) the amount of fees to be paid is fixed or determinable.  For online sales, the products or services are considered delivered at the time the products or services are made available, digitally, to the end user.

We generate revenues through music download subscriptions available on our website, sales of virtual currency within our online gaming platforms, and the sale of advertising on the Company’s websites.

Music Subscriptions and Online Game

We operate our games as live services that allow players to play for free. Within these games, players can purchase virtual currency to obtain virtual goods to enhance their game-playing experience. Players can pay for our virtual currency using credits or other payment methods such as credit cards or PayPal. Payments received from our on-line customers are non-refundable.  Revenue from sales of virtual currency is recognized at the time the product is made available, digitally, to the end user.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2012

Our music subscriptions are paid in advance, typically for monthly, quarterly or annual duration. Subscription revenue is recognized ratably over the related subscription time period.

We estimate chargebacks from third-party payment processors to account for potential future chargebacks based on historical data and record such amounts as a reduction of revenue.

Advertising

We have contractual relationships with agencies, advertising brokers and certain advertisers for advertisements within our games. We recognize advertising revenue for branded virtual goods and sponsorships, engagement advertisements and offers, mobile advertisements and other advertisements as advertisements are delivered to customers as long as evidence of the arrangement exists, the price is fixed or determinable, and we have assessed collectability as reasonably assured. Price is determined to be fixed or determinable when there is a fixed price in the applicable evidence of the arrangement, which may include a master contract, insertion order, or a third party statement of activity. For branded virtual goods and sponsorships, we determine the delivery criteria has been met based on delivery information from our internal systems. For engagement advertisements and offers, mobile advertisements, and other advertisements, delivery occurs when the advertisement has been displayed or the offer has been completed by the customer, as evidenced by third party verification reports supporting the number of advertisements displayed or offers completed.

Variable Interest Entity

Effective January 1, 2009, the Consolidation Topic, ASC 810-10-45-16, revised the accounting treatment for non-controlling minority interests of partially-owned subsidiaries.  Non-controlling interests represents the allocation of earnings to the VIE owners who are not at risk for the majority of losses of the VIE, which have been accounted for using the consolidation method of accounting.

Management’s determination of the appropriate accounting method with respect to the Company’s variable interests is based on accounting standards for VIEs issued by the Financial Accounting Standards Board (“FASB”). The Company consolidates any VIEs in which it is the primary beneficiary and discloses significant variable interests in VIEs of which it is not the primary beneficiary, if any.

The operations of Idle Media, LLC have been consolidated by the Company due to the Company’s power to direct the activities of the entity, through common management, that would significantly impact its economic performance and the obligation to absorb potentially significant losses or the rights to receive potentially significant benefits from this entity. The Company evaluates its primary beneficiary designation on an ongoing basis and will assess the appropriateness of the VIE’s status when events have occurred that would trigger such an analysis.

The carrying amount and classification of Idle Media, LLC’s assets and liabilities included in the Consolidated Balance Sheets are as follows:
	March 31, 2012	September 30, 2011
Total current assets	$7,157	$(6,663)
Total assets	$7,157	$(6,663)
Total current liabilities	$580,522	$441,942
Total liabilities	$580,522	$441,942

As of March 31, 2012 and September 30, 2011 payables to the Company of $580,522 and $415,708, respectively, were eliminated during consolidation.

Cash and cash equivalents

For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2012

Accounts receivable

The Company uses the allowance method to account for uncollectible accounts receivable. Accounts receivable are presented net of an allowance for doubtful accounts of $0 and $0 as of March 31, 2012 and 2011, respectively.

Intangible assets

The Company capitalizes the costs related to the purchase of software to be used for operations. Amortization is provided over the estimated useful lives of 3 years using the straight-line method for financial statement purposes

The Company capitalizes the costs associated with the development of the Company’s website pursuant to ASC Topic 350. Other costs related to the maintenance of the website are expensed as incurred. Amortization is provided over the estimated useful lives of 3 years using the straight-line method for financial statement purposes.

The Company reviews the carrying value of intangible assets for impairment whenever events and circumstances indicate that the carrying value may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to the amount by which the carrying value exceeds the fair value. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition and other economic factors. Based on this assessment there was no impairment as March 31, 2012.

	March 31, 2012	September 30, 2011
Software	$118,572	$118,572
Less: accumulated amortization	(58,449)	(38,687)
Intangible assets, net	$60,123	$79,885

Amortization expense charged to operations was $19,762 and $17,245 for the periods ended March 31, 2012 and 2011, respectively.

Fair value of financial instruments

The Company adopted the provisions of Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures. ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, prepaid expenses, accounts payable and accrued expenses, and deferred revenue, approximate their fair market value based on the short-term maturity of these instruments. The Company did not identify any other assets or liabilities that are required to be presented in the consolidated balance sheets at fair value in accordance with ASC 820.

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2012

Earnings per share

The Company follows ASC Topic 260. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation. As of September 30, 2011 and 2010, the Company did not have any common stock equivalents.

Recent pronouncements

In December 2011, The FASB issued Accounting Standards Update 2011-11, "Disclosures about Offsetting Assets and Liabilities." This update requires entities to disclose both gross information and net information about instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The scope of this update includes derivatives, sale and repurchase agreements and reverse sale and repurchase agreements and securities borrowing and lending arrangements. The Company is required to adopt this update retrospectively for periods beginning after January 1, 2013. The adoption of this accounting standard update will become effective for the reporting period beginning January 1, 2013. Management does not anticipate that adoption will have a material impact on the Company's consolidated financial position, results of operations or cash flows.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the SEC did not, or are not believed by management to, have a material impact on the Company's present or future financial position, results of operations or cash flows.

NOTE 2 – DEFERRED REVENUE

As of March 31, 2012 and 2011, the Company had deferred revenue of $15,512 and $31,001, respectively. Deferred revenue is mainly related to subscription revenue which is recognized by the Company over the life of the subscription.

NOTE 3 – FIXED ASSETS, NET

Fixed assets, net, consisted of the following:

	March 31, 2012	September 30, 2011
Computer equipment	$16,584	$3,138
Less: accumulated deprecation	(1,683)	(786)
Property, plant and equipment, net	$14,901	$2,352

Depreciation expense charged to operations was $897 and $263 for the periods ended March 31, 2012 and 2011, respectively.

NOTE 4 – ACCRUED EXPENSES AND OTHER CURRENT LIAIBILITIES

Accrued expenses and other liabilities consisted of the following:

	March 31, 2012	September 30, 2011
Rent payable	$-	$51,000
Accrued payroll expenses	230	222,370
Tax payable	493,663	495,933
Accrued expenses and other current liabilities	$493,893	$769,303

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2012

NOTE 5 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 10,000,000 shares of its $0.001 par value preferred stock.

Common Stock

The Company is authorized to issue 100,000,000 shares of its $0.001 par value common stock.

As of March 31, 2012, there have been no other issuances of preferred and/or common stock.

As of March 31, 2012, member distributions from Idle Media, Inc. were $371.  As of March 31, 2011, member distributions were $2,346.

As of March 31, 2012, member distributions from Idle Media, LLC were $155,841.  As of March 31, 2011, member distributions were $17,832.

NOTE 6 – RELATED PARTY TRANSACTIONS

During the period ended March 31, 2012, the Company recorded rent for their office space that was paid to the President of the Company.  Monthly rent is $3,000.  Rent expense recorded as of March 31, 2012 and 2011 was $15,000 and $18,000, respectively.  Subsequently, in May, 2012 the Company entered into an Agreement of Sale to purchase the office building from the President of the Company for the appraised value of $170,000. As of June 6, 2012, the sale has not closed.  The Company will continue to make lease payments in the amount of three-thousand ($3,000) per month until the sale closes.

NOTE 7 – INCOME TAX

The Company provides for income taxes under FASB ASC 740, Accounting for Income Taxes. FASB ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

FASB ASC 740 requires the reduction of deferred tax assets by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company’s opinion, at March 31, 2012, the Company determined that a valuation allowance is not needed to reduce deferred tax assets as the Company will generate sufficient taxable income in the future to fully utilize the net deferred tax asset.  The total deferred tax liability, net of tax asset is $64,758 which is calculated by multiplying a 35% estimated tax rate by the cumulative net operating income adjusted for the following items:

	March 31,	September 30,
For the periods ended	2012	2011
Book income for the period	$215,975	$512,267
Adjustments:
Permanent difference	31,081	177,278
Taxable income for the year	184,894	689,545
Estimated effective tax rate	35%	35%
Deferred tax liability, net of tax asset(s)	$64,713	$241,341

IDLE MEDIA, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED MARCH 31, 2012

The components of the deferred tax assets and liabilities consist of the following:

For the period ended December 31,	2011	2010
Deferred tax asset	$-	$-
Valuation allowance	-	-
Current taxes payable, net of tax asset	(64,713)	(241,341)
Income tax expense	$(64,713)	$(241,341)

As of March 31, 2012, the Company does not have a federal net operating loss carryforward.

NOTE 8 – CONTINGENCIES

Our wholly-owned subsidiary, DatPiff, LLC, was named in a complaint filed on July 9, 2012 in the United States District Court for the Southern District of New York by Robert Hall, P/K/A “Lord Finesse”, that alleges copyright infringement, unfair competition, unjust enrichment, interference, deceptive trade practices, and a number of related state law claims.  The Company does not believe there is any merit to these allegations and will vigorously defend this action.

NOTE 9 – SUBSEQUENT EVENTS

On April 23, 2012, the Company purchased from Idle Media, LLC website assets, with a historical value of $- on the purchase date, for a cash payment of $50,000.

In May, 2012 the Company entered into an Agreement of Sale to purchase the office building from the President and CEO Marcus Frasier for the appraised value of $170,000. As of September 17, 2012, the sale has closed.

On July 9, 2012, the Board of Directors nominated and appointed Raphael P. Haddock, the Company’s Chief Operating Officer, as Chief Financial Officer, Secretary and a member of the Board of Directors. In conjunction with this appointment, Craig DeFranco, was reassigned from Chief Financial Officer to the position of Principal Accounting Officer of the Company. In addition, Kyle Reilly resigned as a member of the Board of Directors and as Secretary of the Company. Mr. Reilly will continue to serve as an employee of the Company.

On August 14, 2012, the Company entered into an employment agreement with its CEO.  The employment agreement is on-going and automatically renews every three years.  As consideration the Company will pay an annual base salary of $390,000 and issue a total of 6,000,000 stock options in 2,000,000 blocks over the next three years.  The exercise price for the options shall be $0.50 per share for the first 2,000,000 options issued, $1.00 per share for the second 2,000,000 options issued, and $2.00 per share for the final 2,000,000 options issued.  The estimated fair value of these options at the grant date was estimated to be $1,686,600 and was determined using the Black-Scholes option pricing model with an expected life of three years, a risk free interest rate of 0.39%, a dividend yield of 0%, and expected volatility of 197.64%.

On August 14, 2012, the Company entered into an employment agreement with its COO and CFO.  The employment agreement is on-going and automatically renews every year.  As consideration the Company will pay an annual base salary of $195,000 and issue a total of 5,263,493 restricted shares of the Company’s common stock to become saleable in 1,754,498 blocks over the next three years if the Company’s market value reached specific indicators.  The fair value of these shares at the grant date was $1,736,953 ($0.33/share) and was determined using the market value on the grant date.

On August 29, 2012, the Company repurchased 4,000,000 of its common stock through a privately negotiated transaction for $200,000 ($0.05/share).

On September 21, 2012, the Company entered into an employment agreement with its Executive Vice President of Music.  The employment agreement is on-going and automatically renews every year.  As consideration the Company will pay an annual base salary of $80,000 and issue a total of 1,000,000 restricted shares of the Company’s common stock to become saleable in 333,333 blocks over the next three years if the Company’s market value reached specific indicators.  The fair value of these shares at the grant date was $290,000 ($0.29/share) and was determined using the market value on the grant date.

IDLE MEDIA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30,	September 30,
	2012	2011
ASSETS

Current assets:
Cash and cash equivalents	$809,675	$1,123,895
Accounts receivable	163,695	249,871
Prepaid expenses	40,000	33,000

Total current assets	1,013,370	1,406,766

Fixed assets, net	28,320	2,352
Intangible assets, net	50,242	79,885

Total assets	$1,091,932	$1,489,003

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$84,482	$142,178
Deferred revenue	16,369	15,108
Accrued expenses and other current liabilities	474,882	682,521
Total current liabilities	575,733	839,807

Total liabilities	575,733	839,807

Stockholders' equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $.0005 par value; 150,000,000 shares
authorized, 58,483,250 shares issued and outstanding at
September 30, 2011 and June 30, 2012	58,483	58,483
Additional paid-in capital	-	17,223
Retained earnings	1,069,560	1,022,095
Non-controlling interest	(611,844)	(448,605)
Total stockholders' equity	516,199	649,196

Total liabilities and stockholders' equity	$1,091,932	$1,489,003

The accompanying notes are an integral part of these condensed consolidated financial statements.

IDLE MEDIA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended		Nine months ended
	June 30,		June 30,
	2012	2011	2012	2011

Advertising and sponsorship revenue	$967,069	$587,919	$2,588,179	$1,753,602
Subscription and gaming revenue	35,110	86,284	132,818	231,804
Other revenue	-	4,757	20,834	11,164
Total revenue	1,002,179	678,960	2,741,831	1,996,570

Cost of sales	448,137	329,370	999,549	863,063

Gross Profit	554,042	349,590	1,742,282	1,133,507

Operating expenses:
Selling, general and administrative	620,366	409,807	1,568,220	759,934
Depreciation and amortization	11,013	8,885	31,672	26,393
Research and development	-	12,399	3,751	22,062
Total operating expenses	631,379	431,091	1,603,643	808,389

Income (loss) from operations	(77,337)	(81,501)	138,639	325,118

Net income (loss) before provision for income taxes	(77,337)	(81,501)	138,639	325,118
Provision for income taxes	27,095	18,997	(37,618)	(120,348)
Net income (loss)	(50,242)	(62,504)	101,021	204,770
Net (income) loss attributable to non-controlling interest	(78)	27,223	(31,159)	18,733

Net income (loss) attributable to Idle Media, Inc.	$(50,320)	$(35,281)	$69,862	$223,503

Income (loss) per common share - Basic:	$(0.00)	$(0.00)	$0.00	$0.00

Weighted average shares of common stock outstanding - basic	58,483,250	58,483,250	58,483,250	58,483,250

The accompanying notes are an integral part of these condensed consolidated financial statements.

IDLE MEDIA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended June 30,
	2012	2011
Cash flows from operating activities:
Net income	$101,021	$204,770
Adjustments to reconcile net income to net
cash (used in) provided by operating activities:
Depreciation and amortization	31,672	26,393
Changes in operating assets and liabilities:
Accounts receivable	86,176	39,305
Prepaid expenses	(7,000)	-
Accounts payable	(45,121)	(28,482)
Deferred revenue	1,261	7,191
Accrued expenses and other current liabilities	(207,639)	227,681
Net cash (used in) provided by operating activities	(39,630)	476,858

Cash flows from investing activities:
Purchase of fixed assets	(27,997)	(3,138)
Net cash used in investing activities	(27,997)	(3,138)

Cash flows from financing activities:
Deemed distribution to related party	(50,000)	-
Distributions	(2,195)	(2,346)
Distributions to non-controlling interest holders	(194,398)	(22,608)
Net cash used in financing activities	(246,593)	(24,954)

Net increase (decrease) in cash	(314,220)	448,766

Cash and cash equivalents beginning of period	1,123,895	461,404

Cash and cash equivalents at end of period	$809,675	$910,170

Supplemental disclosure of cash flow information:
Interest paid	$-	$-
Income taxes paid	$-	$-

Non-cash investing and financing activities:
Accounts payable assumed by related party	$(12,575)	$-

The accompanying notes are an integral part of these condensed consolidated financial statements.

IDLE MEDIA, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 2012

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated interim financial statements included herein, presented in accordance with United States generally accepted accounting principles and stated in US dollars, have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these condensed interim financial statements be read in conjunction with the financial statements of the Company for the year ended September 30, 2011 and notes thereto. The Company follows the same accounting policies in the preparation of interim reports.
Results of operations for the interim period are not indicative of annual results.

Organization

The Company was incorporated under the laws of the State of Nevada on April 25, 2008 as National Golf Emporium, Inc. (“NGLF”). The Company was organized to create an online retail golf equipment store focusing on golf equipment and related items. Activities during the development stage include developing the business plan and raising capital.

On February 23, 2010, the Company amended its articles of incorporation and changed its name from National Golf Emporium, Inc. to Idle Media, Inc.

On March 18, 2010, Idle Media, Inc. entered into a Stock Exchange Agreement and Plan of Reorganization with Idle Media, LLC to acquire 1,000 membership units, constituting all of the issued and outstanding membership units of Datpiff, LLC in consideration for the issuance of 40,000,000 restricted shares of common stock of Idle Media, Inc. (“Exchange”). Closing of the Exchange Agreement was contingent upon Datpiff, LLC supplying audited financial statements of Datpiff, LLC, as required by Regulation S-X of the Securities Exchange Act of 1934, among other terms and conditions specified in the Stock Exchange Agreement.

In connection with the Stock Exchange Agreement, Bryan Sawarynski, the Principal NGLF Shareholder, holding 69,000,000, or approximately 85%, of the 81,483,250 total issued and outstanding common stock of NGLF, agreed to cancel his ownership of 63,000,000 common shares of NGLF (“Cancellation”). Subsequent to the Cancellation, Mr. Sawarynski will hold 6,000,000 shares of common stock of NGLF.

On May 19, 2010, the transactions were completed and resulted in a change in control of NGLF, with Idle Media, LLC owning 40,000,000 shares of common stock of NGLF, out of a total of 58,483,250 issued and outstanding shares, after giving effect to the Exchange and Cancellation. Also, Marcus Frasier and Kyle Reilly were elected directors of NGLF and appointed as its executive officers. As a result of the Exchange Agreement, (i) DP became a wholly-owned subsidiary of NGLF and (ii) NGLF succeeded to the business of DP as its sole business. Accordingly, on February 23, 2010, NGLF amended its articles of incorporation in the State of Nevada to change its name from “National Golf Emporium, Inc.” to “Idle Media, Inc.”

For accounting purposes, the acquisition of Datpiff, LLC by Idle Media, Inc. has been recorded as a reverse acquisition of a public company and recapitalization of Datpiff, LLC based on the factors demonstrating that Datpiff, LLC represents the accounting acquirer. Idle Media, Inc. changed its business direction and now develops and manages a website of free mixtapes for consumers to download music from new and upcoming artists.

IDLE MEDIA, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 2012

Principles of Consolidation

The consolidated financial statements include the accounts of Idle Media, Inc. (Nevada corporation), and its wholly-owned subsidiary Datpiff, LLC (Pennsylvania limited liability company) and Idle Media, LLC which is treated as a Variable Interest Entity (VIE) because the Company is the primary beneficiary. The Company’s aggregate risk of loss related to this entity is $619,360 and $415,708 as of June 30, 2012 and September 30, 2011, respectively which consist of intercompany receivables from Idle Media, LLC due to the Company.  All significant inter-company balances and transactions have been eliminated. Idle Media, Inc., Idle Media, LLC, and Datpiff, LLC will be collectively referred herein to as the “Company”.

The consolidated financial statements include the accounts of the Company and Idle Media LLC, its variable interest entity ("VIE") in which the Company is the primary beneficiary. Effective October 1, 2009, the Company adopted the accounting standards for non-controlling interests and reclassified the equity attributable to its noncontrolling interests as a component of equity in the accompanying consolidated balance sheets.

Restatement
Upon completion of the Company’s June 30, 2012 financial statements, accounting errors related to the income tax provisions were discovered that required the restatement of amounts previously reported.

The following is a summary of the impact of these restatements on the Company’s Consolidated Statement of Cash Flows for the nine months ended June 30, 2012 and 2011:

June 30, 2012
	As previously	Error
	reported	correction		As restated
Deferred tax asset	$ 67,029	$ (67,029)	(a)	$ -
Accrued expenses and other current liabilities	$ (274,667)	$ 67,028	(a)	$ (207,639)

(a)	To correct errors in income tax provisions based on restated net income before provision for income taxes.

June 30, 2011
	As previously	Error
	reported	correction		As restated
Deferred tax asset	$ 6,907	$ (6,907)	(a)	$ -
Accrued expenses and other current liabilities	$ 220,774	$ 6,907	(a)	$ 227,681

(a)	To correct errors in income tax provisions based on restated net income before provision for income taxes.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

Revenue recognition

We recognize revenue when all of the following conditions are satisfied: (1) there is persuasive evidence of an arrangement; (2) the service has been provided; (3) the collection of our fees is reasonably assured; and (4) the amount of fees to be paid is fixed or determinable. For online sales, the products or services are considered delivered at the time the products or services are made available, digitally, to the end user.

IDLE MEDIA, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 2012

We generate revenues through music download subscriptions available on our website, sales of virtual currency within our online gaming platforms, and the sale of advertising on the Company’s websites.

Music Subscriptions and Online Game

We operate our games as live services that allow players to play for free. Within these games, players can purchase virtual currency to obtain virtual goods to enhance their game-playing experience. Players can pay for our virtual currency using credits or other payment methods such as credit cards or PayPal. Payments received from our on-line customers are non-refundable. Revenue from sales of virtual currency is recognized at the time the product is made available, digitally, to the end user.

Artists and DJs pay for downloading of their music without restriction and also provide more prominent placement on the Company’s website (sponsorship/features). Our music subscriptions are paid in advance, typically for monthly, quarterly or annual duration. Subscription revenue is recognized ratably over the related subscription time period.

We estimate chargebacks from third-party payment processors to account for potential future chargebacks based on historical data and record such amounts as a reduction of revenue.

Advertising

We have contractual relationships with agencies, advertising brokers and certain advertisers for advertisements within our games. We recognize advertising revenue for branded virtual goods and sponsorships, engagement advertisements and offers, mobile advertisements and other advertisements as advertisements are delivered to customers as long as evidence of the arrangement exists, the price is fixed or determinable, and we have assessed collectability as reasonably assured. Price is determined to be fixed or determinable when there is a fixed price in the applicable evidence of the arrangement, which may include a master contract, insertion order, or a third party statement of activity. For branded virtual goods and sponsorships, we determine the delivery criteria has been met based on delivery information from our internal systems. For engagement advertisements and offers, mobile advertisements, and other advertisements, delivery occurs when the advertisement has been displayed or the offer has been completed by the customer, as evidenced by third party verification reports supporting the number of advertisements displayed or offers completed.

Variable Interest Entity

Effective January 1, 2009, the Consolidation Topic, ASC 810-10-45-16, revised the accounting treatment for non-controlling minority interests of partially-owned subsidiaries. Non-controlling interests represents the allocation of earnings to the VIE owners who are not at risk for the majority of losses of the VIE, which have been accounted for using the consolidation method of accounting.

Management’s determination of the appropriate accounting method with respect to the Company’s variable interests is based on accounting standards for VIEs issued by the Financial Accounting Standards Board (“FASB”). The Company consolidates any VIEs in which it is the primary beneficiary and discloses significant variable interests in VIEs of which it is not the primary beneficiary, if any.

The operations of Idle Media, LLC have been consolidated by the Company due to the Company’s power to direct the activities of the entity that would significantly impact its economic performance and the obligation to absorb potentially significant losses or the rights to receive potentially significant benefits from this entity. The Company evaluates its primary beneficiary designation on an ongoing basis and will assess the appropriateness of the VIE’s status when events have occurred that would trigger such an analysis.

IDLE MEDIA, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 2012

As of June 30, 2012 and September 30, 2011, Idle Media, LLC had the following assets and liabilities included in the Consolidated Balance Sheet:

	June 30, 2012	September 30, 2011
Total current assets	$7,157	$(6,663)
Total assets	$7,157	$(6,663)
Total current liabilities	$619,360	$441,942
Total liabilities	$619,360	$441,942

As of June 30, 2012 and September 30, 2011 payables to the Company of $619,360 and $415,708, respectively, included in current liabilities were eliminated during consolidation.

Cash and Cash Equivalents

For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. The carrying value of these investments approximates fair value.

Intangible assets

The Company capitalizes the costs related to the purchase of software to be used for operations. Amortization is provided over the estimated useful lives of 3 years using the straight-line method for financial statement purposes

The Company capitalizes the costs associated with the development of the Company’s website pursuant to ASC Topic 350. Other costs related to the maintenance of the website are expensed as incurred. Amortization is provided over the estimated useful lives of 3 years using the straight-line method for financial statement purposes.

The Company reviews the carrying value of intangible assets for impairment whenever events and circumstances indicate that the carrying value may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to the amount by which the carrying value exceeds the fair value. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition and other economic factors. Based on this assessment there was no impairment as June 30, 2012.

	June 30,	September 30,
	2012	2011
Software	$118,572	$118,572
Less: accumulated amortization	(68,330)	(38,687)
Intangible assets, net	$50,242	$79,885

Amortization expense charged to operations was $29,643 and $25,868 for the periods ended June 30, 2012 and 2011, respectively.

Fair value of financial instruments

The Company adopted the provisions of Accounting Standards Codification (“ASC”) 820, Fair Value Measurements and Disclosures. ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

IDLE MEDIA, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 2012

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the consolidated balance sheets for cash, accounts receivable, prepaid expenses, accounts payable and accrued expenses, and deferred revenue, approximate their fair market value based on the short-term maturity of these instruments. The Company did not identify any other assets or liabilities that are required to be presented in the consolidated balance sheets at fair value in accordance with ASC 820.

Earnings per share

The Company follows ASC Topic 260. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation. As of June 30, 2012 and 2011, the Company did not have any common stock equivalents.

Recent pronouncements

In December 2011, The FASB issued Accounting Standards Update 2011-11, "Disclosures about Offsetting Assets and Liabilities." This update requires entities to disclose both gross information and net information about instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The scope of this update includes derivatives, sale and repurchase agreements and reverse sale and repurchase agreements and securities borrowing and lending arrangements. The Company is required to adopt this update retrospectively for periods beginning after January 1, 2013. The adoption of this accounting standard update will become effective for the reporting period beginning January 1, 2013. Management does not anticipate that adoption will have a material impact on the Company's consolidated financial position, results of operations or cash flows.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the American Institute of Certified Public Accountants, and the SEC did not, or are not believed by management to, have a material impact on the Company's present or future financial position, results of operations or cash flows.

NOTE 2 – DEFERRED REVENUE

As of June 30, 2012 and 2011, the Company had deferred revenue of $16,369 and $15,108, respectively. Deferred revenue is mainly related to subscription revenue which is recognized by the Company over the life of the subscription.

IDLE MEDIA, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 2012

NOTE 3 – FIXED ASSETS, NET

Fixed assets consisted of the following:	June 30, 2012	September 30, 2011
Computer equipment	$31,135	$3,138
Less: accumulated depreciation	(2,815)	(786)
Property, plant and equipment, net	$28,320	$2,352

Depreciation expense charged to operations was $2,029 and $525 for the periods ended June 30, 2012 and 2011, respectively.

NOTE 4 – STOCKHOLDERS’ EQUITY

Preferred Stock

The Company is authorized to issue 10,000,000 shares of its $0.001 par value preferred stock. As of June 30, 2012 no Preferred Stock has been issued.

Common Stock

The Company is authorized to issue 100,000,000 shares of its $0.001 par value common stock.

Member distributions from Idle Media, Inc. for the nine months ended June 30, 2012 and 2011 were $2,195 and $2,346, respectively.

Member distributions from Idle Media, LLC for the nine months ended June 30, 2012 and 2011 were $194,398 and $22,608, respectively.

On April 23, 2012, the Company purchased from Idle Media, LLC website assets, valued at $0, for a cash payment of $50,000. Since the asset did not have a historical value as determined under GAAP, the transaction was recorded as a deemed distribution by Idle Media, Inc.

NOTE 5 – RELATED PARTY TRANSACTIONS

During the period ended June 30, 2012, the Company recorded rent for their office space that was paid to the President of the Company. Monthly rent is $3,000. Rent expense recorded as of June 30, 2012 and 2011 was $27,000 and $27,000, respectively. In May, 2012 the Company entered into an Agreement of Sale to purchase the office building from the President of the Company for the appraised value of $170,000. As of August 14, 2012, the sale has not closed. The Company will continue to make lease payments in the amount of three-thousand ($3,000) per month until the sale closes.

NOTE 6 – INCOME TAX

The Company provides for income taxes under FASB ASC 740, Accounting for Income Taxes. FASB ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect currently.

FASB ASC 740 requires the reduction of deferred tax assets by a valuation allowance, if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. In the Company’s opinion, at June 30, 2012, the Company determined that a valuation allowance is not needed to reduce deferred tax assets as the Company will generate sufficient taxable income in the future to fully utilize the net deferred tax asset. The total deferred tax liability, net of tax asset is $37,618 which is calculated by multiplying a 35% estimated tax rate by the cumulative net operating income adjusted for the following items:

IDLE MEDIA, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 2012

For the nine months ended	June 30, 2012	September 30, 2011
Book income for the period	$138,638	$512,267
Adjustments to book income	(31,159)	177,278
Taxable income for the year	107,479	689,545
Estimated effective tax rate	35%	35%
Deferred tax liability, net of tax asset(s)	$37,618	$241,341

As of June 30, 2012, the Company did not have a federal net operating loss carry-forward.

NOTE 7 – CONTINGENCIES

Our wholly-owned subsidiary, DatPiff, LLC, was named in a complaint filed on July 9, 2012 in the United States District Court for the Southern District of New York by Robert Hall, P/K/A “Lord Finesse”, that alleges copyright infringement, unfair competition, unjust enrichment, interference, deceptive trade practices, and a number of related state law claims.  The Company does not believe there is any merit to these allegations and will vigorously defend this action.

NOTE 7 – SUBSEQUENT EVENTS

In May, 2012 the Company entered into an Agreement of Sale to purchase the office building from the President and CEO Marcus Frasier for the appraised value of $170,000. As of September 17, 2012, the sale has closed.

On July 9, 2012, the Board of Directors nominated and appointed Raphael P. Haddock, the Company’s Chief Operating Officer, as Chief Financial Officer, Secretary and a member of the Board of Directors. In conjunction with this appointment, Craig DeFranco, was reassigned from Chief Financial Officer to the position of Principal Accounting Officer of the Company. In addition, Kyle Reilly resigned as a member of the Board of Directors and as Secretary of the Company. Mr. Reilly will continue to serve as an employee of the Company.

On August 14, 2012, the Company entered into an employment agreement with its CEO.  The employment agreement is on-going and automatically renews every three years.  As consideration the Company will pay an annual base salary of $390,000 and issue a total of 6,000,000 stock options in 2,000,000 blocks over the next three years.  The exercise price for the options shall be $0.50 per share for the first 2,000,000 options issued, $1.00 per share for the second 2,000,000 options issued, and $2.00 per share for the final 2,000,000 options issued.  The estimated fair value of these options at the grant date was estimated to be $1,686,600 and was determined using the Black- Scholes option pricing model with an expected life of three years, a risk free interest rate of 0.39%, a dividend yield of 0%, and expected volatility of 197.64%.

On August 14, 2012, the Company entered into an employment agreement with its COO and CFO.  The employment agreement is on-going and automatically renews every year.  As consideration the Company will pay an annual base salary of $195,000 and issue a total of 5,263,493 restricted shares of the Company’s common stock to become saleable in 1,754,498 blocks over the next three years if the Company’s market value reached specific indicators.  .  The fair value of these shares at the grant date was $1,736,953 ($0.33/share) and was determined using the market value on the grant date.

On August 29, 2012, the Company repurchased 4,000,000 of its common stock through a privately negotiated transaction for $200,000 ($0.05/share).

On September 21, 2012, the Company entered into an employment agreement with its Executive Vice President of Music.  The employment agreement is on-going and automatically renews every year.  As consideration the Company will pay an annual base salary of $80,000 and issue a total of 1,000,000 restricted shares of the Company’s common stock to become saleable in 333,333 blocks over the next three years if the Company’s market value reached specific indicators.  The fair value of these shares at the grant date was $290,000 ($0.29/share) and was determined using the market value on the grant date.